EXECUTION COPY

AMENDMENT NO. 5
TO
CREDIT AGREEMENT

This AMENDMENT NO. 5 TO CREDIT AGREEMENT (this “Amendment”) dated as of February 5, 2010 is among ArvinMeritor, Inc., an Indiana corporation (the “Company”), ArvinMeritor Finance Ireland, a company organized under the laws of Ireland, (the “Subsidiary Borrower” and, collectively with the Company, the “Borrowers”), the financial institutions listed on the signature pages hereto and JPMorgan Chase Bank, National Association, in its capacity as administrative agent for itself and the other Lenders (in such capacity, the “Administrative Agent”). Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the “Credit Agreement” referred to below.

WHEREAS, the signatories hereto are parties to that certain Credit Agreement, dated as of June 23, 2006 (as amended by Amendment No. 1 thereto dated as of February 23, 2007, Amendment No. 2 thereto dated as of October 2, 2007, Amendment No. 3 thereto dated as of October 26, 2007 and Amendment No. 4 thereto dated as of December 10, 2007, the “Credit Agreement”), among the Borrowers, the financial institutions from time to time parties thereto (the “Lenders”) and the Administrative Agent;

WHEREAS, the Borrowers wish to amend the Credit Agreement in certain respects, and the Lenders party hereto and the Administrative Agent are willing to amend the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent agree as follows:

1.     Amendments to Credit Agreement. Upon and subject to the satisfaction of the conditions precedent set forth in Sections 3 and 4 below, the Credit Agreement shall be and hereby is amended as follows:

(a)	The Credit Agreement is hereby amended in its entirety to read as set forth on Annex I attached hereto (as so amended, the “Amended Credit Agreement”).

(b)	The Pricing Schedule is hereby amended in its entirety to read as set forth on the Pricing Schedule attached to the Amended Credit Agreement.

(c)	Exhibit A-1 (Revolving Loan Commitments) is hereby amended in its entirety to read as set forth on Annex II (Part B) hereto. Exhibit A-2 (Term Loan Commitments) is hereby amended in its entirety to read “None.”

(d)	Exhibit B (Form of Borrowing/Election Notice) is hereby amended in its entirety to read as set forth on Annex III attached hereto.

(e)	Exhibit C (Form of Request for Letter of Credit) is hereby amended in its entirety to read as set forth on Annex IV attached hereto.

(f)	Exhibit F (Form of Compliance Certificate) is hereby amended in its entirety to read as set forth on Annex V attached hereto.

(g)	A new Exhibit H (Form of Collateral Value Certificate) is hereby added to the Credit Agreement as set forth on Annex VI attached hereto.

(h)	A new Exhibit I (Form of Commitment and Acceptance) is hereby added to the Credit Agreement as set forth on Annex VII attached hereto.

(i)	A new Schedule 7.3(E)(ii) (Certain Investments in Foreign Subsidiaries) and a new Schedule 7.3(E)(viii) (Certain General Investments) are hereby added to the Credit Agreement, each as set forth on Annex VIII attached hereto.

2.     Extending Lenders; Commitment Reduction; Assignments.

(a)	Extending Lenders. By its execution below, each Lender party hereto hereby acknowledges and agrees that it has made an election to be, and shall upon the effectiveness of Section 1 hereof become, an “Extending Lender” under and as defined in the Amended Credit Agreement, with all the rights and obligations of an Extending Lender thereunder.

(b)	Commitment Reduction. On the date of, but immediately prior to, the effectiveness of Section 1 above, the Aggregate Revolving Loan Commitment shall be reduced to $566,335,766.47 and each Revolving Loan Lender shall receive a ratable reduction of its respective Revolving Loan Commitment; provided, that after giving effect to such reductions, (i) the amount of the Aggregate Revolving Loan Commitment shall not be reduced below the Dollar Amount of the Revolving Credit Obligations, (ii) the Revolving Loan Commitment of each Lender shall not be reduced below the Dollar Amount of such Lender’s Pro Rata Share of the Revolving Credit Obligations, and (iii) no applicable sublimits (including the Foreign Currency Sublimit) shall be exceeded. The new Revolving Loan Commitments of the Lenders, after giving effect to such reduction, as well as an indication of whether each Revolving Lender is an Extending Lender or a Non-Extending Lender, are set forth on Annex II (Part A) hereto.

(c)	Assignments.

(i)     On the date of, but immediately prior to, the effectiveness of Section 1 above, and immediately after the effectiveness of the reduction of the Aggregate Revolving Loan Commitment described in Section 2(b) above, certain Extending Lenders identified on Annex II (Part B) as “Assignors” have agreed to sell and assign a portion of their respective Revolving Loan Commitments and the Revolving Credit Obligations owing to such Lender, and certain other Extending Lenders identified on Annex II (Part B) as “Assignees” have agreed to purchase and assume such Revolving Loan Commitments and Revolving Credit Obligations, at par, such that the new Revolving Loan Commitments of such Extending Lenders, after giving effect to all such assignments and assumptions, shall be in the amounts set forth on Annex II (Part B) hereto.

(ii)     Notwithstanding the provisions of Section 13.3 of the Credit Agreement, subject to clause (iii) below, the Lenders party hereto hereby agree that Assignment Agreements shall not be required to be signed in connection with any such assignments; provided that in connection with any assignment made pursuant to this clause (ii):

(A)      such party’s aggregate “Assigned Interest” (under and as defined in the Form of Assignment Agreement attached as Exhibit D to the Credit Agreement with respect to the Assigned Interests (the “Form Assignment Agreement”) in connection with any such assignment shall be in the amounts and percentages, and between or among such parties, as are necessary to reflect the difference between the Revolving Loan Commitments (and related Revolving Loans, participations, obligations and rights) set forth on Annex II (Part A) and the resulting Revolving Loan Commitments (and related Revolving Loans, participations, obligations and rights) set forth on Annex II (Part B) hereto;

(B)      each Lender party to any such assignment shall be subject to the terms of the Form Assignment Agreement, and such Lender shall be bound by all terms applicable to an “Assignor” or an “Assignee” (as the case may be) in the Form Assignment Agreement with respect to the applicable Assigned Interest, and its signature to this Amendment shall be deemed to be a signature to a Form Assignment Agreement reflecting the terms described herein;

(C)      without limiting the preceding clause (B), each Lender party to any such assignment shall be deemed to make all representations and warranties of an Assignor or Assignee (as the case may be) as set forth in such Form Assignment Agreement; and

(D)      all payments owing to from an Assignee to an Assignor shall be made by wire transfer of immediately available funds to the Administrative Agent and the Administrative Agent shall, in turn, wire transfer the funds received to the Assignors in proportion to their respective transferred Assigned Interests.

In the case of any such assignment, (1) the “Trade Date” and “Effective Date” (each, under and as defined in the Form Assignment Agreement) shall be the effective date of Section 1 of this Amendment. The Administrative Agent and the Company hereby agree to waive the minimum amounts set forth in Section 13.3(A) of the Credit Agreement in connection with all such assignments, (2) the Administrative Agent and the Issuing Bank hereby consent to all such assignments in accordance with Section 13.3(B) and (3) the Administrative Agent hereby waives the payment of the $3,500 assignment fee in connection with all such assignments.

(iii)     Notwithstanding the foregoing clause (ii), the assignment to or from any Assignor or Assignee may be separately evidenced by a written Assignment Agreement substantially in the form of the Form Assignment Agreement if such request has been communicated to the Administrative Agent in writing by the applicable Assignor or Assignee, as the case may be, prior to its delivery of a signature page to this Amendment on the date hereof.

3.     Conditions Precedent to Amendment. This Amendment shall become effective as of the date first above written if, and only if on such date:

(a)	The Administrative Agent has received duly executed copies of this Amendment from the Borrowers, each Extending Lender, the Required Lenders, the Issuing Bank, the Swing Line Bank and the Administrative Agent; provided, that the Administrative Agent shall be satisfied that the Revolving Loan Commitments of the Extending Lenders (after giving effect to the reduction of the Aggregate Revolving Loan Commitment contemplated by Section 2(b) above) shall equal at least $400,000,000 (or such other amount as may be agreed to by the Arrangers and the Company).

(b)	The Administrative Agent has received duly executed copies of the Reaffirmation in the form of Annex IX attached hereto from each Subsidiary Guarantor.

(c)	Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received a secretary’s certificate of each Borrower and Subsidiary Guarantor (other than Arvin Industries Foreign Sales Corporation) confirming or supplementing the matters set forth in the most recent secretary’s certificate delivered by such Borrower or Subsidiary Guarantor in connection with the Credit Agreement, which certificate shall certify resolutions of the board of directors of such Borrower or Subsidiary Guarantor authorizing the execution, delivery and performance of the Amendment and the Loan Documents (after giving effect to the Amendment); and

(d)	Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received legal opinions of outside counsel to each of the Borrowers and Subsidiary Guarantors (other than Arvin Industries Foreign Sales Corporation) with respect to general corporate and organizational matters, due authorization, execution and delivery of the Amendment, absence of conflicts with law and material agreements, no disturbance of prior security interest opinions, the enforceability of this Amendment and the Amended Credit Agreement and such other matters as the Administrative Agent shall reasonably request.

4.     Additional Conditions Precedent to Section 1. Section 1 of this Amendment shall only become effective on the date on which each of the following additional conditions precedent have been satisfied (in addition to the satisfaction of the conditions precedent described in Section 3 above):

(a)	The Administrative Agent shall have received a Collateral Value Certificate duly executed by a Designated Financial Officer demonstrating to the satisfaction of the Administrative Agent (i) a computation of “Collateral Value” (as defined in the Amended Credit Agreement) as of the last date for which the Company has delivered a Compliance Certificate in accordance with the terms of the Credit Agreement and (ii) that the Collateral Value as of such date shall be greater than the Dollar Amount of the Facility Obligations outstanding on the effective date of Sections 1 and 2 of this Amendment (after giving effect to the transactions contemplated hereby);

(b)	The Administrative Agent shall be satisfied that the Company has priced a capital markets debt issuance, a capital markets equity issuance or a combination thereof, the aggregate proceeds of which will equal or exceed $275,000,000;

(c)	The Administrative Agent shall have received, for the ratable account of each Extending Lender which executes and delivers its signature page hereto as and when required by the Administrative Agent, an amendment fee equal to 1.00% of such Extending Lender’s Revolving Loan Commitment on the effective date of Section 1 hereof (after giving effect to Section 2 above);

(d)	The Company shall have made payments (if applicable) and provided cash collateral with respect to any existing Defaulting Lender’s Pro Rata Share of any Swing Line Loans and L/C Obligations as required by Section 2.22(A) of the Amended Credit Agreement;

(e)	The Revolving Loan Commitments shall have been reduced as contemplated by Section 2(b) above, and the Borrowers shall have made any necessary payments of the Revolving Credit Obligations in connection therewith;

(f)	The assignments contemplated by Section 2(c) above shall have been completed, and each Assignor party thereto shall have received all payments owing to such Assignor in connection with its respective “Assigned Interest”; and

(g)	The Company shall have paid all fees and expenses (including, to the extent invoiced, reimbursement of fees and expenses of the Administrative Agent’s counsels) in connection with this Amendment and the other Loan Documents.

5.     Representations and Warranties of the Borrowers. The Borrowers hereby represent and warrant as follows, both on and as of the date hereof and upon the effectiveness of Sections 1 and 2:

(a)	Each Borrower has the corporate or other power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder and under the Amended Credit Agreement. The execution and delivery by each Borrower of this Amendment, and the performance of its obligations under this Amendment and the Amended Credit Agreement, have been duly authorized by proper corporate, partnership or limited liability company proceedings (or analogous acts in the case of the Subsidiary Borrower).

(b)	This Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally.

(c)	Neither the execution and delivery by the Borrowers of this Amendment, nor the consummation of the transactions contemplated herein and in the Amended Credit Agreement, nor compliance with the provisions hereof or thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 7.3(F) of the Amended Credit Agreement) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any other third party, is required to authorize, or is required in connection with the execution or delivery of this Amendment or the performance of, or the legality, validity, binding effect or enforceability of, this Amendment or the Amended Credit Agreement.

(d)	Each representation and warranty by each Borrower in Article VI of the Amended Credit Agreement and in the other Loan Documents to which such Borrower is a party is true and correct in all material respects, except to the extent that such representation or warranty expressly relates to an earlier date (in which case such representation and warranty shall be true and correct as of such earlier date).

(e)	No Default or Unmatured Default exists under the terms of the Amended Credit Agreement.

6.     Reference to and Effect on the Credit Agreement.

(a)	Upon the effectiveness of Section 1 hereof, each reference in the Credit Agreement to “this Credit Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby. This Amendment is a Loan Document pursuant to the Credit Agreement and shall (unless expressly indicated herein or therein) be construed, administered, and applied, in accordance with all of the terms and provisions of the Credit Agreement.

(b)	Except as specifically amended above, the Credit Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. Without limiting the foregoing, each Borrower hereby (i) agrees that this Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of such Borrower arising under or pursuant to the Credit Agreement and the other Loan Documents to which it is a party, (ii) reaffirms its obligations under the Credit Agreement and each and every other Loan Document to which it is a party (including, without limitation, each applicable Collateral Document), (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent (for itself and the other Holders of Secured Obligations) pursuant to any of the Loan Documents.

(c)	Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment (or any provision hereof) shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

        7.     GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.     Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.     Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered on the date first above written.

ARVINMERITOR, INC., as a Borrower

By: /s/ Kevin Nowlan
Name: Kevin Nowlan
Title: Authorized Signatory/Vice
President and Treasurer

ARVINMERITOR FINANCE IRELAND, as a Borrower

By: /s/ Carl Anderson
Name: Carl Anderson
Title: Director

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, as Administrative Agent, Issuing Bank, Swing Line Lender and as a Lender

By: /s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

CITICORP NORTH AMERICA, INC.,
as a Lender

By: /s/ Edward D. Herko
Name: Edward D. Herko
Title: Vice President
Tel: 212-816-2831

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By: /s/ Jack Lonker
Name: Jack Lonker
Title: Senior Vice President

ABN AMRO Bank N.V. as a Lender

By; /s/ Parker H. Douglas
Name: Parker H. Douglas
Title: Managing Director

By; /s/ Neil J. Bivona
Name: Neil J. Bivona
Title: Senior Vice President

BNP PARIBAS as a Lender

By: /s/ Andy Strait
Name: Andy Strait
Title: Managing Director

By: /s/ Nader Tannous
Name: Nader Tannous
Title: Vice President

UBS Loan Finance LLC, as a Lender

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By: /s/ Marie Haddad
Name: Marie Haddad
Title: Associate Director

Bank of America, N.A. as a Lender

By: /s/ Douglas M. Ingram
Name: Douglas M. Ingram
Title: Senior Vice President

COMERICA BANK as a Lender

By: /s/ Thomas VanderMeulen
Name: Thomas VanderMeulen
Title: Assistant Vice President

Fifth Third Bank, an Ohio Banking Corporation, successor by merger with Fifth Third Bank, a Michigan Banking Corporation, as a Lender

By: /s/ Randal Wolffis
Name: Randal Wolffis
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION Successor to NATIONAL CITY BANK, a national banking association

By: /s/ LisaMarie Takacs
Name: LisaMarie Takacs
Title: Vice President

The Bank of Nova Scotia, as a Lender

By: /s/ J. F. Todd
Name: J. F. Todd
Title: Managing Director

ANNEX I
CREDIT AGREEMENT
(as amended)

CREDIT AGREEMENT

Dated as of June 23, 2006
as amended through Amendment No. 5 dated as of February 5, 2010 among

ARVINMERITOR, INC.

and

ARVINMERITOR FINANCE IRELAND
as the Borrowers

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Administrative Agent

CITICORP NORTH AMERICA, INC.
as Syndication Agent

and

UBS LOAN FINANCE LLC
and
THE ROYAL BANK OF SCOTLAND PLC
as Documentation Agents

_________________________________________________________________

J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Book Runners

_________________________________________________________________

TABLE OF CONTENTS

Section	Page

ARTICLE I: DEFINITIONS AND GENERALLY APPLICABLE PRINCIPLES	1

1.1. Certain Defined Terms	1
1.2. References	34
1.3. Company Acting on Behalf of Itself and Subsidiary Borrower	34
1.4. Joint and Several Liability for Obligations of the Company and for Obligations of the
Subsidiary Borrower; No Liability of Subsidiary Borrower for Obligations of the Company	34

ARTICLE II: LOAN FACILITIES	35

2.1. Revolving Loans and Term Loans	35
2.2. Swing Line Loans.	38
2.3. Rate Options for all Advances; Maximum Interest Periods	39
2.4. Optional Payments; Mandatory Prepayments	40
2.5. Reduction of Commitments	42
2.6. Method of Borrowing of Revolving Loans	42
2.7. Method of Selecting Types, Currency and Interest Periods for New Advances	42
2.8. Minimum Amount of Each Revolving Advance	43
2.9. Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation
of Outstanding Advances	43
2.10. Default Rate	44
2.11. Method of Payment	44
2.12. Evidence of Debt	45
2.13. Telephonic Notices	45
2.14. Promise to Pay; Interest Payment Dates; Fees; Interest and Fee Basis; Taxes	46
2.15. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions	51
2.16. Lending Installations	51
2.17. Non-Receipt of Funds by the Administrative Agent	51
2.18. Termination of Agreement	51
2.19. Replacement of Certain Lenders	52
2.20. Judgment Currency	53
2.21. Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations	53
2.22. Certain Provisions Applicable to Defaulting Lenders.	54
2.23. Incremental Facilities.	55
2.24. Future Extensions of Maturity.	57

ARTICLE III: THE LETTER OF CREDIT FACILITY	58

3.1. Obligation to Issue Letters of Credit	58
3.2. Transitional Letters of Credit	58
3.3. Types and Amounts	58
3.4. Conditions	58
3.5. Procedure for Issuance of Letters of Credit	59
3.6. Letter of Credit Participation	59
3.7. Reimbursement Obligation	60
3.8. Letter of Credit Fees	61
3.9. Issuing Bank Reporting Requirements	61
3.10. Indemnification; Exoneration	62
3.11. Collateral Account	63
3.12. Rights as a Lender	63

ARTICLE IV: CHANGE IN CIRCUMSTANCES	63

4.1. Yield Protection	63
4.2. Changes in Capital Adequacy Regulations	64
4.3. Availability of Types of Advances	65
4.4. Funding Indemnification	65
4.5. Lender Statements; Survival of Indemnity	65

ARTICLE V: CONDITIONS PRECEDENT	66

5.1. Conditions to Closing, Initial Advances and Letters of Credit	66
5.2. Each Advance and Letter of Credit	67

ARTICLE VI: REPRESENTATIONS AND WARRANTIES	68

6.1. Corporate Existence and Standing	68
6.2. Authorization, Validity and Enforceability	69
6.3. No Conflict; Consent	69
6.4. Financial Statements	69
6.5. Material Adverse Change	69
6.6. Taxes	70
6.7. Litigation and Contingent Obligations	70
6.8. Subsidiaries	70
6.9. ERISA; Foreign Plans; Multiemployer Plans	70
6.10. Accuracy of Information	71
6.11. Regulation U	71
6.12. Material Agreements	71
6.13. Compliance With Laws	71
6.14. Plan Assets; Prohibited Transactions	71
6.15. Environmental Matters	72
6.16. Investment Company Act	72
6.17. ArvinMeritor Receivables Corporation	72
6.18. Ownership of Properties	72
6.19. Insurance	72
6.20. No Default or Unmatured Default	72
6.21. Solvency	72
6.22. Benefits	72
6.23. Additional Representations and Warranties of the Subsidiary Borrower	73

ARTICLE VII: COVENANTS	73

7.1. Reporting	74
7.2. Affirmative Covenants	75
7.3. Negative Covenants	80
7.4. Financial Covenants	90
7.5. Tax Restructuring	90

ARTICLE VIII: DEFAULTS	91

8.1. Defaults	91

ARTICLE IX: ACCELERATION; WAIVERS, AMENDMENTS AND REMEDIES	93

9.1. Termination of Revolving Loan Commitments; Acceleration	93
9.2. Preservation of Rights	94
9.3. Amendments	94

ARTICLE X: GENERAL PROVISIONS	95

10.1. Survival of Representations	95
10.2. Governmental Regulation	96
10.3. Accounting	96
10.4. Headings	96
10.5. Entire Agreement	96
10.6. Several Obligations; Benefits of this Agreement	97
10.7. Expenses; Indemnification	97
10.8. Numbers of Documents	98
10.9. Confidentiality	98
10.10. Severability of Provisions	99
10.11. Nonliability of Lenders	99
10.12. GOVERNING LAW	99
10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.	100
10.14. Subordination of Intercompany Indebtedness	101
10.15. Performance of Obligations	101

ARTICLE XI: THE ADMINISTRATIVE AGENT	102

11.1. Appointment; Nature of Relationship	102
11.2. Powers	103
11.3. General Immunity	103
11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc.	103
11.5. Action on Instructions of Lenders	103
11.6. Employment of Administrative Agent and Counsel	104
11.7. Reliance on Documents; Counsel	104
11.8. The Administrative Agent’s Reimbursement and Indemnification	104
11.9. Rights as a Lender	104
11.10. Lender Credit Decision	105
11.11. Successor Administrative Agent	105
11.12. No Duties Imposed Upon Syndication Agents, Documentation Agents or Arrangers	105
11.13. Notice of Default	105
11.14. Delegation to Affiliates	106
11.15. Authority with Respect to Guarantees and Collateral Documents	106
11.16. Foreign Collateral Authorizations	107

ARTICLE XII: SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS	108

12.1. Setoff	108
12.2. Ratable Payments	108
12.3. Relations Among Lenders	109
12.4. Application of Proceeds	109
12.5. Disclosure	110
12.6. Nonreliance	110
12.7. Representations and Covenants Among Lenders	110

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	110

13.1. Successors and Assigns	110
13.2. Participations	111
13.3. Assignments	112
13.4. Dissemination of Information	114
13.5. Tax Certifications	114

ARTICLE XIV: NOTICES	114

14.1. Giving Notice	114
14.2. Change of Address	115
14.3. USA PATRIOT ACT NOTIFICATION	115

ARTICLE XV: COUNTERPARTS	116

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A-1	--	Revolving Loan Commitments
(Definitions)
EXHIBIT A-2	--	Term Loan Commitments
(Definitions)
EXHIBIT B	--	Form of Borrowing/Election Notice
(Section 2.2, Section 2.7 and Section 2.9)
EXHIBIT C	--	Form of Request for Letter of Credit
(Section 3.4)
EXHIBIT D	--	Form of Assignment Agreement
(Definitions and Section 13.3)
EXHIBIT E	--	List of Closing Documents
(Section 5.1)
EXHIBIT F	--	Form of Compliance Certificate
(Sections 5.2 and 7.1(C)(i))
EXHIBIT G-1	--	Form of Revolving Loan Note
(If Requested) (Section 2.12(B))
EXHIBIT G-2		Form of Term Loan Note
(If Requested) (Section 2.12(B))
EXHIBIT H	--	Form of Collateral Value Certificate (Definitions and Section 7.1(C)(ii))
EXHIBIT I	--	Form of Commitment and Acceptance (Definitions and Section 2.23)

Schedules

Pricing Schedule

Schedule 1.1.1	--	Assets for Sale as of the Closing Date

Schedule 1.1.2		Initial Mortgaged Properties

Schedule 1.1.3	--	Mandatory Cost

Schedule 1.1.4	--	Permitted Existing Indebtedness

Schedule 3.2	--	Transitional Letters of Credit

Schedule 6.7	--	Litigation

Schedule 6.8	--	Subsidiaries

Schedule 7.3(E)	--	Existing Investments

Schedule 7.3(E)(ii)	--	Certain Investments in Foreign Subsidiaries

Schedule 7.3(E)(viii)	--	Certain General Investments

Schedule 7.3(F)	--	Existing Liens

Schedule 7.5	--	Tax Restructuring

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of June 23, 2006 (as amended by Amendment No. 1 dated as of February 23, 2007, Amendment No. 2 dated as of October 2, 2007, Amendment No. 3 dated as of October 26, 2007, Amendment No. 4 thereto as of December 10, 2007, and Amendment No. 5 dated as of February 5, 2010) is entered into by and among ArvinMeritor, Inc., an Indiana corporation, as the Company, ArvinMeritor Finance Ireland, a private unlimited liability company incorporated under the laws of Ireland, as the Subsidiary Borrower, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, JPMorgan Chase Bank, National Association, as Administrative Agent for itself and the other Lenders, Citicorp North America, Inc., as Syndication Agent, and UBS Loan Finance LLC and The Royal Bank of Scotland plc, as Documentation Agents. The parties hereto agree as follows:

ARTICLE I:	DEFINITIONS AND GENERALLY APPLICABLE PRINCIPLES

1.1.      Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“1990 Senior Note Indenture” means that certain Indenture, dated as of July 3, 1990, between the Company (as successor to Arvin Industries, Inc.) and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof.

“1998 Senior Note Indenture” means that certain Indenture, dated as of April 1, 1998, between the Company (as successor to Meritor Automotive, Inc.) and BNY Midwest Trust Company (as successor to The Chase Manhattan Bank), as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof. For purposes of cross-references in any Collateral Document to specific terms under and as defined in the 1998 Senior Note Indenture, the term “1998 Senior Note Indenture” shall be deemed to mean and include a reference to the aforementioned indenture as well as each other Senior Note Indenture that has substantially identical defined terms.

“2006 Senior Note Indenture” means that certain Indenture, dated as of March 7, 2006, between the Company and BNY Midwest Trust Company, as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof.

“2007 Senior Note Indenture” means that certain Indenture, dated as of February 8, 2007, between the Company and The Bank of New York Trust Company, as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof.

“2012 Senior Notes” means the Company’s 8.75% Notes due 2012 issued under the 1998 Senior Note Indenture, in an aggregate outstanding principal amount of $276,000,000 as of the Amendment No. 5 Effective Date.

“Accounting Changes” is defined in Section 10.3 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company; provided, that any transaction among the Company and/or one or more Subsidiaries expressly permitted under Section 7.3 shall not constitute an Acquisition.

“Adjusted Eurocurrency Base Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a)(i) the Eurocurrency Base Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate plus, without duplication, (b) the Mandatory Cost.

“Administrative Agent” means JPMCB in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Revolving Loans or Term Loans, as applicable, made by the Lenders to a Borrower of the same Type and, in the case of Eurocurrency Rate Advances, in the same Agreed Currency and for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person (i) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than or equal to ten percent (10%) or more of the combined voting power of the controlled Person (giving effect to the relative voting rights associated with the voting securities or other voting interests held by the controlling Person) or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise; provided, that under no circumstance shall any Agent or any Lender be deemed to be an Affiliate of the Company or vice versa.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments then in effect of all the Lenders, as the same may be reduced or increased from time to time pursuant to the terms hereof.

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments then in effect of all the Lenders, as the same may be reduced or increased from time to time pursuant to the terms hereof.

“Agreed Currencies” means (i) Dollars and (ii)(x) so long as such currency remains an Eligible Currency, euro and Sterling and (y) any other Eligible Currency which the Company requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the applicable Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States of America from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4; provided, however, that except as provided in Section 10.3, with respect to the calculation of the financial covenants set forth in Section 7.4 and any other financial tests set forth in this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States of America as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4 hereof.

“Alternate Base Rate” means, for any day (or if such day is not a Business Day, the immediately preceding Business Day), a rate of interest per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (iii) the Adjusted Eurocurrency Base Rate for a one month Interest Period on such day plus 1%; provided, that, for the avoidance of doubt, the Adjusted Eurocurrency Base Rate for any day shall be based on the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Base Rate, respectively.

“Amendment No. 5 Effective Date” means the date on which each of the conditions to the effectiveness of Section 1 of Amendment No. 5 to this Agreement, dated as of February 5, 2010, shall have been satisfied.

“Applicable Eurocurrency Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of the Pricing Schedule hereto.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(i) hereof determined in accordance with the provisions of the Pricing Schedule hereto.

“Applicable Floating Rate Margin” means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of the Pricing Schedule hereto.

“Applicable L/C Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 3.8(A) hereof determined in accordance with the provisions of the Pricing Schedule hereto.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of Capital Stock of a Foreign Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“A/R and Inventory Amount” means, as of any date of determination, the aggregate net book value as of such date of all Collateral of the Loan Parties subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Holders of Secured Obligations) that is not shared equally and ratably with any other creditor, consisting of accounts receivable (excluding intercompany accounts receivable and, for the avoidance of doubt, all Receivables of any Originator sold or transferred under a Permitted Domestic Receivables Securitization) and inventory, determined in accordance with generally accepted accounting principles as in effect in the United States of America from time to time, but excluding any portion of the A/R and Inventory Amount that constitutes Restricted Collateral.

“ARC” means ArvinMeritor Receivables Corporation, a Delaware corporation and a SPV under the Company’s Permitted Domestic Receivables Financing.

“Arranger” means each of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. in its respective capacity as a joint lead arranger and joint book runner for the loan transaction evidenced by this Agreement.

“Asset Sale” means, with respect to the Company or any of its Subsidiaries, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than (i) the sale or other transfer of any assets by the Company to any Domestic Subsidiary Guarantor or by any Domestic Subsidiary Guarantor to the Company or any other Domestic Subsidiary Guarantor, (ii) the sale or other transfer of any assets by any Foreign Subsidiary Guarantor or the Subsidiary Borrower to the Company, the Foreign Subsidiary Borrower or any Subsidiary Guarantor, (iii) the sale or other transfer of any assets by any Foreign Subsidiary Non-Guarantor to the Company or any Subsidiary, (iv) the sale of Receivables and Related Security in connection with a Permitted Receivables Financing or a Foreign Factoring Transaction, (v) the sale of inventory in the ordinary course of business, (vi) the sale or other transfer of obsolete or worn-out equipment, and (vii) the sale of any other asset identified on Schedule 1.1.1 as being for sale as of the Closing Date.

“Assignment Agreement” means an assignment and assumption agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

“Authorized Officer” means any of the Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer and any Assistant Treasurer of the Company, or any person designated by any such Person in writing to the Administrative Agent from time to time, acting singly.

“Bank Book” means the ArvinMeritor, Inc. Confidential Information Memorandum dated May 2006.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have liability.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of (i) the Company and (ii) the Subsidiary Borrower, and “Borrowers” means, collectively, the Company and the Subsidiary Borrower.

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“Business Day” means:

(a)

for the purpose of determining the Eurocurrency Base Rate, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in London, England;

(b)

for the purpose of any borrowing or payment of Loans denominated in Dollars or any other payment to be made in Dollars, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in New York, New York;

(c)

for the purpose of any borrowing or payment of Loans denominated in (A) euro, a day on which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of euro is open for business and (B) an Agreed Currency other than Dollars and euro, a day on which the applicable Eurocurrency Payment Office related to such currency is open for the transaction of domestic and foreign exchange business; and

(d)	for any other purpose, a day other than a Saturday or Sunday on which banks are generally open for the transaction of domestic and foreign exchange business in New York, New York.

“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Company and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries (which shall include, without limitation, Capital Leases).

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Carry-Over L/C Obligations” means, as of any date of determination, the aggregate L/C Obligations as of such date solely with respect to any and all Carry-Over Letters of Credit.

“Carry-Over Letter of Credit” means any Letter of Credit that was issued prior to the Non-Extended Revolving Loan Termination Date and has an expiry date after the Non-Extended Revolving Loan Termination Date.

“Cash Equivalent Investments” means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and, at such date of acquisition, rated A-2 or better by S&P or P-2 or better by Moody’s; (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) shares of money market, mutual or similar funds that (a) have assets in excess of $100,000,000, (b) invest primarily in assets of the type described in clauses (i)-(iii) above and (c) have an investment grade rating and (v) in the case of any Foreign Subsidiary (in addition to the items permitted by the foregoing clauses (i) through (iv)) any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency if available, (b) investments of the type and maturity described in clauses (ii), (iii) and (iv) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies if available, (c) time deposits with any Lender or any Affiliate of any Lender and (d) time deposits with any foreign bank not described in the foregoing clauses (b) or (c) in an aggregate amount not to exceed $10,000,000 in the aggregate for all Foreign Subsidiaries.

“Change” is defined in Section 4.2 hereof.

“Change in Control” means any event or series of events by which:

(i)     any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the voting power of the then outstanding Capital Stock of the Company entitled to vote generally in the election of the directors of the Company;

(ii)    during any period of twelve (12) consecutive calendar months, the board of directors of the Company shall cease to have as a majority of its members individuals who either: (a) were directors of the Company on the first day of such period, or (b) were elected or nominated for election to the board of directors of the Company at the recommendation of or other approval by at least a majority of the directors then still in office at the time of such election or nomination who were directors of the Company on the first day of such period, or whose election or nomination for election was so approved; or

(iii)     the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Capital Stock of the Company is reclassified or changed into or exchanged for cash, securities or other Property.

“Closing Date” means June 23, 2006.

“CNTA Amount” means 15% of Consolidated Net Tangible Assets.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means the property covered by the Collateral Documents, the L/C Collateral Account and any other Property, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Pledge and Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security agreements, mortgages, deeds of trust, pledges, collateral assignments and financing statements whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent.

“Collateral Shortfall Amount” is defined in Section 9.1(A) hereof.

“Collateral Value Amount” means, as of any date of determination, without duplication, the sum of (a) the A/R and Inventory Amount as of such date, (b) the PP&E Amount as of such date, (c) the SPV Collateral Amount as of such date plus (d) the CNTA Amount as of such date. The Collateral Value Amount at any time shall be determined by reference to the most recent Collateral Value Certificate delivered to the Administrative Agent pursuant to Section 7.1(C)(ii).

“Collateral Value Certificate” means a certificate, substantially in the form of Exhibit H, setting forth the Company’s computation of the Collateral Value Amount. Each such certificate shall be signed on behalf of the Company by a Designated Financial Officer.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment and Acceptance” is defined in Section 2.23(B) hereof.

“Commitment Increase” is defined in Section 2.23(A) hereof.

“Company” means ArvinMeritor, Inc., an Indiana corporation, together with its successors and permitted assigns, including a debtor-in-possession on behalf of the Company.

“Consolidated Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

“Consolidated Net Tangible Assets” means, at any date of computation, the total amount of consolidated assets of the Company and its consolidated subsidiaries, less the sum of (a) all current liabilities, except for (i) any short-term debt, (ii) any current portion of long-term debt and (iii) any current portion of obligations under capital leases, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (less unamortized debt premium) and other like intangibles as shown on a balance sheet of the Company and its consolidated Subsidiaries prepared not more than 90 days prior to the date of computation (which, for the avoidance of doubt, shall mean the most recent balance sheet required to be delivered under Section 7.1(A) or (B)), in all cases computed in accordance with generally accepted accounting principles as in effect in the United States of America from time to time.

“Consolidated Operating Profit” means the operating profits of the Company and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

“Consolidated Sales” means the total sales of the Company and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental Laws.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss and shall include, without limitation, the contingent liability of such first Person under any letter of credit for which such first Person is in any way liable, but shall exclude any contingent liability with respect to trade letters of credit used to finance inventory or equipment obtained in the ordinary course of business.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension Date” means (i) the Borrowing Date of any Advance, (ii) the date of issuance, deemed issuance, extension or amendment of any Letter of Credit or (ii) the date of conversion or continuance of any Advance in accordance with Section 2.9.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing materially adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event described in Section 8.1 hereof.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund such Loan or participation is based on such Lender’s good faith determination that the conditions precedent to funding such Loan or participation under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, (b) notified any Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it commits to extend credit unless, in the case of this clause (ii), such obligation is subject to a good faith dispute, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans (provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof.

“Designated Financial Officer” means, the chief financial officer, treasurer, assistant treasurer or controller of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Extended Revolving Loan Termination Date or, if later, the Term Loan Maturity Date.

“Documentation Agent” means each of UBS Loan Finance LLC and The Royal Bank of Scotland plc in its respective capacity as a documentation agent for itself and the Lenders.

“Dollar” and “$” means the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Domestic Subsidiary” means a Subsidiary of the Company that is not a Foreign Subsidiary.

“Domestic Subsidiary Guarantor” means any Subsidiary Guarantor that is a Domestic Subsidiary.

“EBITDA” means for any period, the sum of (i) the consolidated net income (or loss) of the Company and its Subsidiaries for such period, plus (ii) to the extent deducted in determining net income, income taxes, depreciation and amortization expense and Interest Expense minus (plus) (iii) any extraordinary gains (losses) (iv) minus (plus) any gains (losses) on the sale of a business minus (plus) (v) any special, non-recurring, non-cash gains (charges) such as those arising out of the ongoing restructuring or consolidation of the operations of the Company and its Subsidiaries, all as determined in accordance with Agreement Accounting Principles (it being understood and agreed that (a) any additions to clause (i) shall apply solely to the extent deducted in determining consolidated net income, and any subtractions therefrom shall apply solely to the extent included in determining consolidated net income, and (b) each addition (or subtraction) made pursuant to clauses (ii) through (v) shall be without duplication of any other addition (or subtraction)).

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated.

“Environmental Laws” means, with respect to any Person, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, in each case, applicable to such Person or its Property.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, any noncompliance with any Environmental Law, whether actual or threatened.

“Equivalent Amount” of any currency at any date means the equivalent in Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent or an Affiliate of the Administrative Agent in the London interbank market (or other market where the Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or an Affiliate of the Administrative Agent may use any reasonable method it deems appropriate (after consultation with the Company) to determine such amount, and such determination shall be conclusive absent manifest error.

“Emissions Technologies” means ArvinMeritor Emissions Technologies Spartanburg, Inc., a South Carolina corporation, and its successors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“euro” means the lawful currency of the member states of the European Union which adopted the Council Regulation E.C. No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

“Eurocurrency Base Rate” means, with respect to any Eurocurrency Rate Advance for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any other Agreed Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Agreed Currency (or, in each case, on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” with respect to such Eurocurrency Rate Advance for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Payment Office” of the Administrative Agent means, for each of the Agreed Currencies, any agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the Company and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Advance for the relevant Interest Period, the Adjusted Eurocurrency Base Rate applicable to such Interest Period plus the Applicable Eurocurrency Margin then in effect.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan, or portion thereof, which bears interest at the Eurocurrency Rate.

“Excluded Subsidiary” means, at any time, any Subsidiary of the Company that (i) has incurred or, in the reasonable judgment of the Administrative Agent at such time, could be expected to incur asbestos-related liability and (ii) has been designated by the Administrative Agent as an Excluded Subsidiary.

“Extended Revolving Loan” means a Revolving Loan of an Extending Lender.

“Extended Revolving Loan Termination Date” means the Revolving Loan Termination Date applicable to Extending Lenders.

“Extending Lender” means each Lender listed on Exhibit A-1 under the heading “Extending Lenders”, whose Revolving Loan Commitment shall terminate on the Extended Revolving Loan Termination Date.

“Facility Obligations Amount” means, as of any date, the sum of (a) the aggregate Dollar Amount of the Revolving Credit Obligations as of such date and (b) the aggregate principal amount of Term Loans outstanding as of such date, in each case after giving effect to any borrowings and payments being made on such date and any issuance, amendment or termination of any Letter of Credit on such date.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor (or in the case of the Subsidiary Borrower, to become jointly and severally liable for the Obligations of the Company under Section 1.4) or to permit its Capital Stock to be pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding equity interests.

“Floating Rate” means, for any day for any Advance, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus the Applicable Floating Rate Margin then in effect.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Foreign Currency Sublimit” means $100,000,000.

“Foreign Factoring Transaction” means any factoring transaction entered into by any Foreign Subsidiary with respect to Receivables originated by such Foreign Subsidiary in the ordinary course of business, which factoring transaction gives rise to Receivables Facility Attributed Indebtedness that is non-recourse to the Company and its Subsidiaries other than limited recourse customary for factoring transactions of the same kind.

“Foreign Obligations” means all Hedging Obligations and all Foreign Treasury Obligations, in each case of any Foreign Subsidiary owing to any Lender or any Affiliate of any Lender; provided, that Foreign Obligations shall not include any such obligations that are secured by any Lien other than a Lien in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, pursuant to the Collateral Documents in connection with this Agreement.

“Foreign Reinvestment Amount” means, at any time, an amount equal to the proceeds of sales of Capital Stock of, or assets of, Foreign Subsidiaries occurring after the Amendment No. 5 Effective Date that have been distributed to or otherwise received by the Company or a Domestic Subsidiary Guarantor.

“Foreign Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is (i) maintained or contributed to for the benefit of employees of the Company, any of its Subsidiaries or any member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means (i) a Subsidiary of the Company organized under the laws of a jurisdiction located outside the United States of America or (ii) a Subsidiary of any Person described in the foregoing clause (i).

“Foreign Subsidiary Guarantor” means any Subsidiary Guarantor that is a Foreign Subsidiary.

“Foreign Subsidiary Non-Guarantor” means any Foreign Subsidiary that is not a Foreign Subsidiary Guarantor.

“Foreign Treasury Obligations” means all obligations and liabilities incurred by any Foreign Subsidiary with respect to treasury management services (including without limitation controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services, overdraft liabilities and netting and pooling arrangements) and card services (including without limitation commercial credit cards, purchasing cards and stored value cards).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Guarantees” means, collectively, the Subsidiary Guaranty and any other guaranty executed by any Subsidiary Guarantor in favor of the Administrative Agent, on behalf of itself and Lenders, in respect of the Obligations, and “Guaranty” means each such agreement, individually.

“Hedging Arrangements” means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any Hedging Arrangements and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any Hedging Arrangements.

“Holders of Secured Obligations” means (i) the holders of the Secured Obligations from time to time, including, without limitation, the Administrative Agent, each Arranger, the Lenders, the Issuing Bank, the Swing Line Bank, each of their respective Affiliates and any Indemnitee and including each Lender (or Affiliate thereof) in respect of all Hedging Obligations and Treasury Obligations and Foreign Treasury Obligations of the Borrower and its Subsidiaries owing to such Lender (or Affiliate) and (ii) each such holder’s respective successors, transferees and assigns.

“Hostile Acquisition” means (a) the acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Immaterial Subsidiary” means each Subsidiary of the Company (i) the total assets of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries) are less than five percent (5.0%) of the Company’s Consolidated Assets, (ii) the total sales of which for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) were less than five percent (5.0%) of the Company’s Consolidated Sales for the most recently ended fiscal quarter or (iii) the total operating profits of which for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) were less than five percent (5.0%) of the Company’s Consolidated Operating Profit for the most recently ended fiscal quarter.

“Increase Notice” is defined in Section 2.23(A) hereof.

“Incremental Revolving Loan” is defined in Section 2.23(A) hereof.

“Incremental Revolving Loan Commitment” is defined in Section 2.23(A) hereof.

“Incremental Term Loan” is defined in Section 2.23(A) hereof.

“Incremental Term Loan Commitment” is defined in Section 2.23(A) hereof.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations with respect to letters of credit, bankers acceptances, surety bonds and similar instruments, (vi) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vii) Capitalized Lease Obligations, (viii) Contingent Obligations with respect to the Indebtedness of other Persons (it being understood and agreed that, in calculating the amount of Indebtedness hereunder, the amount of any such Contingent Obligations shall only be included to the extent such Contingent Obligations do not cover obligations representing other Indebtedness already included in such calculation) to the extent (and only to the extent) that the other Indebtedness to which such Contingent Obligation relates is outstanding and then only as to principal or like amounts actually borrowed, due, payable or drawn, as the case may be, (ix) Receivables Facility Attributed Indebtedness, (x) Off-Balance Sheet Liabilities, (xi) Disqualified Stock, (xii) Synthetic Lease Obligations and (xiii) any other obligation for borrowed money or other financial accommodation (other than any Hedging Obligation) which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Initial Loan Parties” means the Company, the Subsidiary Borrower and each Subsidiary Guarantor as of the Closing Date.

“Initial Mortgaged Properties” means the parcels of real Property of the Company and the Domestic Subsidiary Guarantors set forth on Schedule 1.1.2 to this Agreement.

“Intellectual Property Security Agreements” means the intellectual property security agreements as the Company or any Domestic Subsidiary Guarantor may from time to time make in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Indebtedness” means, with respect to any Borrower or Subsidiary Guarantor, any and all claims of such Borrower or Subsidiary Guarantor against any other Borrower or Subsidiary Guarantor or any other endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, claims arising from liens or security interests upon property with respect to any such claim owing to such Borrower or Subsidiary Guarantor.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the four consecutive fiscal quarters then ended on such date to (b) Interest Expense for such four fiscal-quarter period.

“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with Agreement Accounting Principles during such period, net of any interest income received by the Company and its Subsidiaries during such period from Investments, but excluding, to the extent constituting interest expense, Receivables Facility Financing Costs for such period. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with Agreement Accounting Principles) and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with Agreement Accounting Principles.

“Interest Period” means, with respect to any Eurocurrency Rate Advance:

(a)

initially, the period commencing on the Borrowing Date with respect to such Advance or the date of the conversion of such Advance, as the case may be, ending seven or fourteen days or one, two, three, or six months thereafter or such alternate period agreed to by the Lenders, as selected by the Company (on behalf of itself or the Subsidiary Borrower) in its Borrowing/Election Notice given with respect thereto; and

(b)

thereafter, each period commencing on the last day of the preceding Interest Period applicable to such Eurocurrency Rate Advance and ending seven or fourteen days or one, two, three or six months thereafter or such alternate period agreed to by the Lenders, as selected by the Company (on behalf of itself or the Subsidiary Borrower) in its Borrowing/Election Notice given with respect thereto in accordance with Section 2.9;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of any Interest Period that is one, two, three or six months in length, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)    (x) until the Non-Extending Lender Repayment Date, any Interest Period applicable to a Eurocurrency Rate Advance that would otherwise extend beyond the Non-Extended Revolving Loan Termination Date shall end on the Non-Extended Revolving Loan Termination Date, and (y) after such time, any Interest Period applicable to a Eurocurrency Rate Advance that would otherwise extend beyond the Extended Revolving Loan Termination Date shall end on the Extended Revolving Loan Termination Date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade and loans to employees in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and any deposit accounts and certificate of deposits owned by such Person.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Bank” means (i) JPMCB in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1 or 3.2 hereunder with respect to each Letter of Credit issued or deemed issued by JPMCB upon a Borrower’s request and (ii) any Lender (other than JPMCB) reasonably acceptable to the Administrative Agent, in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 3.1 with respect to any and all Letters of Credit issued by such Lender in its sole discretion upon a Borrower’s request; provided, that, unless the Administrative Agent shall otherwise consent, there shall not at any time be more than three (3) Lenders constituting Issuing Banks hereunder. All references contained in this Agreement and the other Loan Documents to the “Issuing Bank” shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution.

“Joint Venture” means an association of economically independent business entities (the “Venturers”) for a common commercial purpose of defined scope and duration, by contract or through equity interests in a business entity, and by means of which the Venturers pool resources and share risks, rewards and control.

“JPMCB” means JPMorgan Chase Bank, National Association, in its individual capacity, and its successors.

“L/C Collateral Account” is defined in Section 3.11(A) hereof.

“L/C Documents” is defined in Section 3.4(A) hereof.

“L/C Draft” means a draft drawn on the Issuing Bank pursuant to a Letter of Credit.

“L/C Fee” is defined in Section 3.8(A) hereof.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit and (ii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or parties to Assignment Agreements delivered pursuant to Section 13.3 hereof or Commitments and Acceptances delivered pursuant to Section 2.23 hereof, including the Issuing Bank, the Swing Line Bank and each of their respective successors and assigns but excluding any such institution that ceases to be a party hereto pursuant to an Assignment Agreement so delivered or, in the case of Non-Extending Lenders, pursuant to the terms hereof on the Non-Extending Lender Repayment Date.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means the commercial and standby letters of credit (i) to be issued by the Issuing Bank pursuant to Section 3.1 hereof or (ii) deemed issued by the Issuing Bank as a Transitional Letter of Credit pursuant to Section 3.2 hereof.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease, Synthetic Lease or other title retention agreement).

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.2 hereof, and collectively, all Revolving Loans and Term Loans (in each case whether made or continued as or converted to Floating Rate Loans or Eurocurrency Rate Loans) and Swing Line Loans.

“Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 2.12(B), the Guarantees, the Collateral Documents, any Assignment Agreement and all other documents, instruments, notes and agreements executed in connection therewith or pursuant thereto, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Mandatory Cost” is described in Schedule 1.1.3.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) business, condition (financial or otherwise), operations, performance or Properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Borrowers to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents or the Lenders thereunder.

“Material Indebtedness” means (i) Indebtedness in an outstanding principal Dollar Amount of $35,000,000 or more in the aggregate or (ii) any Indebtedness outstanding under any Senior Note Indenture that has not been defeased in full in accordance with the terms of the applicable Senior Note Indenture.

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Mortgage” means each of those certain mortgages and deeds of trust dated as of the Closing Date and such other mortgages and deeds of trust as are entered into by the Loan Parties pursuant hereto or in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Instruments” means such title reports, title insurance, opinions of counsel, surveys, appraisals and environmental reports as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“MSSCo” means Meritor Suspension Systems Company, U.S., a Delaware general partnership, and its successors.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is contributed to by either the Company or any member of the Controlled Group.

“Net Aggregate Revolving Credit Exposure” means, as of any date of determination, (i) the Dollar Amount of the Revolving Credit Obligations of the Revolving Loan Lenders as of such date minus (ii) the Dollar Amount of funds on deposit in the L/C Collateral Account on such date.

“Non-Extended Revolving Loan” means a Revolving Loan of a Non-Extending Lender.

“Non-Extended Revolving Loan Termination Date” means the Revolving Loan Termination Date applicable to Non-Extending Lenders.

“Non-Extending Lender” means each Lender listed on Exhibit A-1 under the heading “Non-Extending Lenders”, whose Revolving Loan Commitment shall terminate on the Non-Extended Revolving Loan Termination Date.

“Non-Extending Lender Repayment Date” means the date on or after the Non-Extended Revolving Loan Termination Date on which all Obligations owing to any Non-Extending Lender (other than contingent indemnity obligations) have been fully paid and satisfied in cash.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries (including, without limitation, the Subsidiary Borrower) to the Administrative Agent, any Lender, the Swing Line Bank, any Arranger, any Affiliate of the Administrative Agent or any Lender, the Issuing Bank, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, the Guarantees or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed or allowable) and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Off-Balance Sheet Liabilities” of a Person means, without duplication, (i) any Receivables Facility Attributed Indebtedness and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries to the extent such Receivables Facility Attributed Indebtedness, obligation or liability does not appear on the consolidated balance sheet of such Person and its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of the Company or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (iii) any Synthetic Lease Obligations or (iv) any obligations arising with respect to any other transaction (other than any Operating Lease that does not constitute a Synthetic Lease) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Operating Lease” of a Person means any lease of property by such Person as lessee that qualifies as an operating lease for financial reporting purposes under Agreement Accounting Principles.

“Originators” means the Company and/or any of its Subsidiaries (other than any SPV) in their respective capacities as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Financing.

“Other Taxes” is defined in Section 2.14(E)(ii) hereof.

“Participants” is defined in Section 13.2(A) hereof.

“Participation Reserve” means, as of any date until all of the Non-Extending Lenders’ participation interests in L/C Obligations have been reallocated to the Extending Lenders as contemplated by Sections 2.5(B) and 3.6, an amount (if any) equal to:

(a) the excess (if any) of (i) the Non-Extending Lenders’ aggregate Pro Rata Share of the Carry-Over L/C Obligations as of such date minus (ii) the Dollar Amount of funds on deposit in the L/C Collateral Account on such date (including cash collateral that the Borrowers elect to deposit in the L/C Collateral Account in order to reduce the amount of this Participation Reserve), divided by

(b) the Extending Lender’s aggregate Pro Rata Share (this clause (b) being expressed as a percentage, determined in accordance with clause (a) of the definition of Pro Rata Share).

For purposes of clarification, the intent of the Participation Reserve is to provide that, on the Non-Extended Revolving Loan Termination Date, the Extending Lenders will have sufficient unused Revolving Loan Commitments to permit the reallocation of the Non-Extending Lenders’ participation interests in L/C Obligations to the Extending Lenders as contemplated by Sections 2.5(B) and 3.6.

“Payment Date” means the last Business Day of each March, June, September and December and any applicable Term Loan Maturity Date or Termination Date, including, in the case of the Non-Extending Lenders, the Non-Extended Revolving Loan Termination Date, and in the case of Extending Lenders, the Extended Revolving Loan Termination Date, commencing June 30, 2006.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(G) hereof.

“Permitted Domestic Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Domestic Subsidiary pursuant to which the Company and/or any Domestic Subsidiary may sell, convey or otherwise transfer, directly or indirectly, to a newly-formed SPV, or any other Person, any Receivables and Related Security originated in the United States of America for the purpose of obtaining financing; provided, that (i) the Receivables Facility Attributed Indebtedness incurred in such transaction or series of transactions does not at any time exceed $275,000,000 in the aggregate and (ii) such Receivables Facility Attributed Indebtedness is non-recourse to the Company and its Subsidiaries (other than an SPV) other than limited recourse customary for receivables financings of the same kind.

“Permitted Existing Indebtedness” means (i) the Indebtedness of the Company and its Subsidiaries as of the Closing Date identified as such on Schedule 1.1.4 to this Agreement and (ii) the Company’s $200,000,000 4.00% convertible senior notes due 2027 issued under the 2007 Senior Note Indenture.

“Permitted Foreign Receivables Financing” means any transaction or series of transactions (other than any Foreign Factoring Transaction) that may be entered into by any Foreign Subsidiary pursuant to which any Foreign Subsidiary may sell, convey or otherwise transfer, directly or indirectly, to a newly-formed SPV, or any other Person, any Receivables and Related Security originated outside the United States of America for the purpose of obtaining financing; provided, that (i) the Receivables Facility Attributed Indebtedness incurred in such transaction or series of transactions does not at any time exceed $300,000,000 in the aggregate and (ii) such Receivables Facility Attributed Indebtedness is non-recourse to the Company and its Subsidiaries (other than an SPV) other than limited recourse customary for receivables financings of the same kind.

“Permitted Receivables Financing” means either a Permitted Domestic Receivables Financing or a Permitted Foreign Receivables Financing.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Permitted Existing Indebtedness or the Proposed Senior Notes, in any such case, permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, event of default and remedies) that are materially less favorable to the Company or relevant Subsidiary than those applicable to the Indebtedness being replaced, renewed, refinanced or extended; provided, that no Indebtedness incurred pursuant to the 1990 Senior Note Indenture after the Closing Date shall constitute Permitted Refinancing Indebtedness.

“Permitted Related Party Transactions” means (a) Permitted Receivables Financings, (b) transactions between one or more Domestic Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (c) transactions between the Company and one or more Domestic Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (d) transactions between one or more Foreign Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (e) transactions between the Subsidiary Borrower and one or more Foreign Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (f) transactions between one or more Foreign Subsidiary Non-Guarantors that are Wholly-Owned Subsidiaries; (g) transactions between (i) any Wholly-Owned Subsidiary of the Company that is not a Domestic Subsidiary Guarantor and (ii) the Company or any Domestic Subsidiary Guarantor that is a Wholly-Owned Subsidiary, on the other hand, where the net benefit derived from such transaction is derived by the Company or such Domestic Subsidiary Guarantor as the transferee in such transaction, (h) transactions between (i) any Wholly-Owned Subsidiary of the Company that is a Foreign Subsidiary Non-Guarantor and (ii) the Subsidiary Borrower or any Foreign Subsidiary Guarantor that is a Wholly-Owned Subsidiary, on the other hand, where the net benefit derived from such transaction is derived by the Subsidiary Borrower or such Foreign Subsidiary Guarantor as the transferee in such transaction, (i) transactions between (i) any non-Wholly-Owned Subsidiary of the Company, any Affiliate of the Company (other than Wholly-Owned Subsidiaries) or any Joint Venture in which the Company or any of its Subsidiaries is a Venturer, on the one hand and (ii) the Company or any Wholly-Owned Subsidiary of the Company, on the other hand, where the net benefit derived from such transaction is derived by the Company or such Wholly-Owned Subsidiary as the transferee in such transaction and (j) transactions among the Company and/or one or more Subsidiaries expressly permitted under Section 7.3.

“Permitted Strategic Transactions” means one or more transactions: (a) entered into between (i) the Company or one of its Wholly-Owned Subsidiaries, on the one hand and (ii) any non-Wholly-Owned Subsidiary, Affiliate (other than Wholly-Owned Subsidiaries) or Joint Venture, on the other hand, (b) where the principal factor for the Company or the Wholly-Owned Subsidiary entering into such a transaction is to provide for a more tax-efficient structure or to accomplish strategic objectives and (c) where such transaction or transactions are not materially adverse to the interests of the Lenders in their capacities as Lenders under this Agreement.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA (other than a Foreign Plan) in respect of which the Company or any member of the Controlled Group is an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, executed by the Company, the Domestic Subsidiary Guarantors and the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary (including each SPV with respect to each Permitted Domestic Receivables Financing), (ii) each First Tier Foreign Subsidiary and (iii) any other Foreign Subsidiary the pledge of the Capital Stock of which (a) from time to time in the reasonable credit judgment of the Administrative Agent, could provide material credit support to secure the Secured Obligations and (b) would not cause a Deemed Dividend Problem or a Financial Assistance Problem.

“PP&E Amount” means, as of any date, the net book value as of such date of all Collateral of a Loan Party subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Holders of Secured Obligations) that is not shared equally and ratably with any other creditor, consisting of real property and equipment, determined in accordance with generally accepted accounting principles as in effect in the United States of America from time to time, but excluding any portion of the PP&E Amount that constitutes Restricted Collateral.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Credit Agreement” means that certain Credit Agreement, dated as of July 6, 2004, among the Company, certain Subsidiaries of the Company party thereto from time to time, the financial institutions party thereto, JPMCB (successor by merger to Bank One, NA), as administrative agent, JPMCB and Citicorp North America, Inc., as syndication agents, and ABN AMRO Bank N.V., BNP Paribas and UBS Loan Finance LLC, as co-documentation agents.

“Priority Debt” means, as of any date of determination, without duplication:

            (i)      the aggregate outstanding Dollar Amount of the Revolving Loans, Swing Line Loans, L/C Obligations and Term Loans (if any) under this Agreement;

plus     (ii)      any and all debt (determined in accordance with Agreement Accounting Principles) of any Foreign Subsidiary (whether secured or unsecured) other than debt the proceeds of which are used to finance the working capital needs of such Foreign Subsidiary (which exclusion shall include Receivables Facility Attributed Indebtedness of such Foreign Subsidiary under any Permitted Foreign Receivables Financing);

plus     (iii)      any and all debt (determined in accordance with Agreement Accounting Principles) of the Company and its Subsidiaries that is secured by any Lien of a type described in Section 7.3(F)(i), (vi), (viii), (ix), (x), (xvi) or (xvii) (solely as such clause (xvii) relates to extensions, renewals or replacements of Liens referred to in the foregoing subsections);

plus     (iv)      any and all Receivables Facility Attributed Indebtedness of the Company and its Domestic Subsidiaries under any Permitted Domestic Receivables Financing.

“Priority Debt Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) Priority Debt as of such date to (ii) EBITDA for the four consecutive fiscal quarters then ended on such date.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.23(B) hereof.

“Proposed Senior Notes” is defined in Section 7.3(A)(ix) hereof.

“Pro Rata Share” means, with respect to any Lender, (a) with respect to Revolving Loans, L/C Obligations or Swing Line Loans or any determination of “Required Revolving Loan Lenders”, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the Aggregate Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon such Lender’s share of the Revolving Credit Obligations at that time), (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Lenders and (c) with respect to any reimbursement or indemnity obligation applicable to all of the Lenders or any determination of “Required Lenders”, a percentage equal to a fraction the numerator of which is the sum of such Lender’s Revolving Loan Commitment (or, if the Revolving Loan Commitments have been terminated or expired, such Lender’s share of the Revolving Credit Obligations) and such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the sum of the Aggregate Revolving Loan Commitment (or, if the Aggregate Revolving Loan Commitment has been terminated or expired, the Revolving Credit Obligations) and the aggregate outstanding principal balance of the Term Loans. For the avoidance of doubt, in the event that the Non-Extending Lender Repayment Date does not occur on the Non-Extended Revolving Loan Termination Date as contemplated by the terms hereof, then solely until the Non-Extending Lender Repayment Date has occurred, computations of Pro Rata Share pursuant to the foregoing clause (c) shall be made as if the all Revolving Loan Commitments and the Aggregate Revolving Loan Commitment have terminated immediately prior to such date (and not just the Revolving Loan Commitments of the Non-Extending Lenders) so as to not affect the Pro Rata Share of any Non-Extending Lender.

“Purchasers” is defined in Section 13.3(A) hereof.

“Rate Option” means the Eurocurrency Rate or the Floating Rate, as applicable.

“Receivable(s)” means and includes all of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company and its Subsidiaries to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Financing.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under receivables purchase facilities or factoring transactions on any date of determination that would be characterized as principal if such facilities or transactions were structured as secured lending transactions rather than as purchases, whether such obligations constitute on-balance sheet Indebtedness or an Off-Balance Sheet Liability.

“Receivables Facility Financing Costs” means (i) the interest expense payable by the Company and its Subsidiaries in accordance with Agreement Accounting Principles on any Receivables Facility Attributed Indebtedness constituting on-balance sheet Indebtedness or (ii) the discount or implied interest component of Receivables Facility Attributed Indebtedness retained by purchasers of Receivables and Related Security pursuant to a Permitted Receivables Financing.

“Register” is defined in Section 13.3(E) hereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Request for Letter of Credit” is defined in Section 3.4(A) hereof.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than fifty-one percent (51%); provided, however, that if (x) the Revolving Loan Commitments have not been terminated pursuant to the terms of this Agreement and (y) any Revolving Loan Lender shall have failed to fund its Pro Rata Share of any Revolving Loan such Revolving Loan Lender is obligated to fund under the terms of this Agreement and such failure has not been cured, then, for so long as such failure continues, “Required Lenders” means Lenders (excluding all Revolving Loan Lenders whose failure to fund their respective Pro Rata Shares of a Revolving Loan has not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders.

“Required Revolving Loan Lenders” means Revolving Loan Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that if (x) the Revolving Loan Commitments have not been terminated pursuant to the terms of this Agreement and (y) any Revolving Loan Lender shall have failed to fund its Pro Rata Share of any Revolving Loan such Lender is obligated to fund under the terms of this Agreement and such failure has not been cured, then, for so long as such failure continues, “Required Revolving Loan Lenders” means Revolving Loan Lenders (excluding all Revolving Loan Lenders whose failure to fund their respective Pro Rata Shares of a Revolving Loan has not been so cured) whose Pro Rata Shares represent at least fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders.

“Restricted Collateral” means any “Principal Property” of the Company or a “Restricted Subsidiary” or “shares of stock or indebtedness of a Restricted Subsidiary,” in each case, as defined in or within the meaning of any of the Senior Note Indentures. For the avoidance of doubt, Restricted Collateral shall include, without limitation, all “1998 Restricted Collateral” (under and as defined in the Pledge and Security Agreement).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any equity interests of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any equity interests of the Company now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other equity interests of the Company (other than Disqualified Stock), (iii) any voluntary redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any subordinated Indebtedness (excluding any Indebtedness described in Section 7.3(A)(iii)), any note issued under any indenture or Senior Note Indenture (excluding any notes maturing in 2008 or 2009 and issued under the 1990 Senior Note Indenture or the 1998 Senior Note Indenture and also excluding any Permitted Refinancing Indebtedness of Indebtedness issued under a Senior Note Indenture) or any Disqualified Stock, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any equity interests of the Company or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (v) any other transaction that has a substantially similar effect as the transactions described in the foregoing clauses (i) through (iv).

“Revolving Advance” means an Advance consisting of Revolving Loans, which, prior to the Non-Extended Revolving Loan Termination Date, shall be comprised of both Extended Revolving Loans and Non-Extended Revolving Loans.

“Revolving Credit Availability” means, at any particular time, the amount by which (i) the Aggregate Revolving Loan Commitment minus the Participation Reserve at such time exceeds (ii) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding principal Dollar Amount of the Swing Line Loans at such time, plus (iii) the Dollar Amount of outstanding L/C Obligations at such time.

“Revolving Loan” is defined in Section 2.1(A) hereof and shall include each portion thereof comprised of an Extended Revolving Loan or a Non-Extended Revolving Loan.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans in an aggregate amount not exceeding the amount set forth on Exhibit A-1 to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the Assignment Agreement or Commitment and Acceptance by which it became a Lender, as such amount may be increased or decreased from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement or Commitment and Acceptance.

“Revolving Loan Lender” means any Lender with a Revolving Loan Commitment, whether an Extending Lender or a Non-Extending Lender; provided, that from and after the Non-Extended Revolving Loan Termination Date, the Non-Extending Lenders shall no longer constitute Revolving Loan Lenders hereunder.

“Revolving Loan Termination Date” means (a) with respect to a Non-Extending Lender, June 23, 2011, and (b) with respect to an Extending Lender, January 31, 2014; provided, however, that if the Company has not voluntarily repurchased, retired, redeemed or defeased at least $150,000,000 in the aggregate principal amount of its 2012 Senior Notes prior to December 1, 2011 (such that the aggregate outstanding principal amount of such 2012 Senior Notes is less than $126,000,000), then the Revolving Loan Termination Date with respect to each Extending Lender shall be December 1, 2011.

“Risk-Based Capital Guidelines” is defined in Section 4.2.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw-Hill Companies, together with its successors and assigns.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Secured Obligations” means (i) all Obligations and (ii) all Hedging Obligations and Treasury Obligations of the Company or any Domestic Subsidiary Guarantor owing to any Lender or any Affiliate of any Lender and (iii) all Foreign Obligations owing to any Lender or any Affiliate of any Lender.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Senior Note Indenture” means each of (a) the 1990 Senior Note Indenture, (b) the 1998 Senior Note Indenture (c) the 2006 Senior Note Indenture, (d) the 2007 Senior Note Indenture and (e) any other indenture (i) pursuant to which the Company shall have issued senior unsecured notes or convertible notes permitted pursuant to Section 7.3(A), (ii) with respect to which the Company has complied with Section 7.3(K)(ii) and (iii) that contains a restriction on the creation of Liens, or a requirement of equal and ratable sharing of Liens, if any, that is no more restrictive than the analogous provision of the 1998 Senior Note Indenture, 2006 Senior Note Indenture and 2007 Senior Note Indenture, and “Senior Note Indentures” means all of the foregoing, collectively.

“Single Investment Grade Status” exists at any date if, on such date, (i) the Company’s S&P Rating is BBB- (with stable outlook) or better or (ii) the Company’s Moody’s Rating is Baa3 (with stable outlook) or better.

“Solvent” means, with respect to any Person (individually or together with its Subsidiaries (taken as a whole)) on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person (determined on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Special Foreign Subsidiary” means, at any time, any Foreign Subsidiary (a) whose assumption of joint and several liability hereunder for the Obligations of the Company would not be unlawful under applicable law or have material adverse tax consequences under applicable foreign law and (b) whose assumption of joint and several liability hereunder for the Obligations of the Company would not give rise to a Deemed Dividend Problem or a Financial Assistance Problem.

“Springing Lien Status” exists at any date if, on such date, (i) the Company’s S&P Rating is BB or less or (ii) the Company’s Moody’s Rating is Ba2 or less.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“SPV Collateral Amount” means, as of any date of determination, with respect to ARC or any other SPV party to the Company’s Permitted Domestic Receivables Financing, for so long as ARC or such SPV remains designated as an “Unrestricted Subsidiary” under and as defined in any Senior Note Indenture, the sum of, without duplication, (a) the net value of the obligations owing from ARC or such SPV to the Company and certain of its Domestic Subsidiaries under the subordinated notes issued in consideration for the sale of Receivables and Related Security to ARC or such SPV (after giving effect to any losses thereon after the satisfaction in full of all obligations of ARC or such SPV under the Permitted Domestic Receivables Securitization, assuming all such obligations under the Permitted Domestic Receivables Securitization were due and payable in full on such date), plus (b) the net book value of the equity of ARC or such SPV, in each case, to the extent such subordinated notes and equity constitute Collateral subject to a first priority perfected Lien of the Administrative Agent (for the benefit of the Holders of Secured Obligations) that is not shared equally and ratably with any other creditor, and remain in the possession of the Administrative Agent. For the avoidance of doubt, in no event shall the SPV Collateral Amount be determined with respect to any Restricted Collateral.

“Statutory Reserve Rate” means, with respect to any Agreed Currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such Agreed Currency, expressed in the case of each requirement as a decimal. Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means any corporation, limited liability company, partnership, association, joint venture or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with Agreement Accounting Principles as of such date, as well as any other (i) corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company and shall include, without limitation, the Subsidiary Borrower and each Subsidiary Guarantor.

“Subsidiary Borrower” means ArvinMeritor Finance Ireland, a private unlimited liability company incorporated under the laws of Ireland, together with its permitted successors and assigns, including a debtor-in-possession or receiver (or entity of analogous status under applicable foreign law) on behalf of such company.

“Subsidiary Guarantors” means (i) all of the Company’s Domestic Subsidiaries (excluding Excluded Subsidiaries and, subject to clause (iv) of Section 7.2(K), SPVs, MSSCo and Suspension Holdings) and Special Foreign Subsidiaries as of the Closing Date, and (ii) all additional Subsidiaries of the Company which become Subsidiary Guarantors in accordance with Section 7.2(K)(ii) or (iii) hereof, in each case, together with their respective successors and assigns (including a debtor-in-possession (or entity of analogous status under applicable foreign law) on behalf of any such Subsidiary), unless and until such Subsidiary has been released from its respective Guaranty in accordance with the terms of this Agreement.

“Subsidiary Guaranty” means that certain Guaranty, dated as of the Closing Date, executed by the Domestic Subsidiary Guarantors and certain other Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the itself and the other Holders of the Secured Obligations from time to time, unconditionally guaranteeing all of the Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time (including to add additional Subsidiary Guarantors).

“Suspension Holdings” means ArvinMeritor Suspension Holdings, Inc., a Delaware corporation, and its successors.

“Swing Line Bank” means JPMCB or any other successor Swing Line Bank pursuant to the terms hereof.

“Swing Line Commitment” means the obligation of the Swing Line Bank to make Swing Line Loans to the Company up to a maximum principal Dollar Amount of $50,000,000 at any one time outstanding.

“Swing Line Loan” is defined in Section 2.2(A) hereof.

“Swing Line Repayment Date” is defined in Section 2.2(D) hereof.

“Syndication Agent” means Citicorp North America, Inc. in its capacity as a syndication agent for itself and the Lenders.

“Synthetic Lease” means a financing structure that qualifies as an operating lease for financial reporting purposes under Agreement Accounting Principles, but is considered a loan for tax purposes.

“Synthetic Lease Obligations” means any liabilities under any Synthetic Lease.

“Taxes” is defined in Section 2.14(E)(i) hereof.

“Termination Date” means, with respect to any Revolving Loan Lender (including its capacity as the Swing Line Bank or an Issuing Bank) the earlier of (a) the Revolving Loan Termination Date applicable to such Lender, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 or 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate or appoint a Trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan or Foreign Pension Plan or (vii) the termination or reorganization of a Multiemployer Plan.

“Term Loan” is defined in Section 2.1(D) hereof.

“Term Loan Commitment” means, for each Lender, the obligation of such Lender to make its Term Loan pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth on Exhibit A-2 to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or the signature page of the Assignment Agreement or Commitment and Acceptance by which it became a Lender, as such amount may be increased or decreased from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement or Commitment and Acceptance

“Term Loan Lender” means any Lender with a Term Loan Commitment.

“Term Loan Maturity Date” means with respect to the Term Loans made on the Closing Date, the earlier of (a) June 23, 2012 and (b) the date on which the Obligations become due and payable pursuant to Section 9.1 hereof, or any other maturity date established with respect to any Incremental Term Loans.

“Transferee” is defined in Section 13.4 hereof.

“Transitional Letters of Credit” is defined in Section 3.2 hereof.

“Treasury Agreements” means the documents, agreements or arrangements entered into between the Company or any Domestic Subsidiary Guarantor and one or more of the Lenders or their Affiliates with respect to treasury management services (including without limitation controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services, overdraft liabilities and netting and pooling arrangements) and card services (including without limitation commercial credit cards, purchasing cards and stored value cards) of such Loan Parties, as the same may from time to time be amended, modified, supplemented or restated.

“Treasury Obligations” means all obligations and liabilities incurred by the Company or any Domestic Subsidiary Guarantor (whether directly or as guarantor) under or in connection with Treasury Agreements.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Rate Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Benefit Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unsecured Basket Base Amount” is defined in Section 7.3(A)(x) hereof.

“Venturer” has the meaning given that term in the definition of Joint Venture above.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

1.2.      References. Any references to Subsidiaries of the Company set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Company and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3.      Company Acting on Behalf of Itself and Subsidiary Borrower. Whether or not expressly provided herein, each notice or certificate delivered hereunder or in connection herewith or the other Loan Documents by or to the Company (in its capacity as a Borrower) or an officer thereof, and each notice or consent requested by or from the Company (in its capacity as a Borrower) or an officer thereof, shall be so delivered or given to, by or on behalf of the Company for the benefit of itself and the Subsidiary Borrower. In furtherance and without limitation of the foregoing, the Company is hereby authorized and given a power of attorney by and on behalf of the Subsidiary Borrower to perform and accept any and all such actions on its behalf under this Agreement and the other Loan Documents.

1.4.      Joint and Several Liability for Obligations of the Company and for Obligations of the Subsidiary Borrower; No Liability of Subsidiary Borrower for Obligations of the Company.

(A)	Joint and Several Liability for Obligations of the Subsidiary Borrower. Notwithstanding anything to the contrary contained herein, the Company hereby irrevocably and unconditionally retains and accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Subsidiary Borrower with respect to the payment and performance of all of the Obligations of or attributable to the Subsidiary Borrower arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company and the Subsidiary Borrower without preferences or distinction among them. Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Subsidiary Borrower shall be deemed to include a reference to the Company, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Company is included therein.

(B)	No Liability of Subsidiary Borrower for Obligations of the Company. Notwithstanding anything to the contrary contained herein and notwithstanding that the Company shall be liable for all of the Loans and other Obligations of the Subsidiary Borrower hereunder, the Subsidiary Borrower shall not be liable for the Loans made to or any other Obligations incurred solely by or on behalf of the Company; provided, however, that the Subsidiary Borrower hereby irrevocably and unconditionally agrees that, at any time that, and for so long as, it is a Special Foreign Subsidiary, it shall be jointly and severally liable with the Company (not merely as a surety but also as a co-debtor) with respect to the payment and performance of all of the Obligations of or attributable to the Company arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that (i) all of such Obligations shall at such time be the joint and several obligations of the Company and the Subsidiary Borrower without preferences or distinction among them and (ii) each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Company shall at such time be deemed to include a reference to the Subsidiary Borrower, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Subsidiary Borrower is included therein.

(C)	Guaranty of the Secured Obligations. Each of the Company and, at any time that, and for so long as, it is a Special Foreign Subsidiary, the Subsidiary Borrower hereby unconditionally guarantees the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Secured Obligations of each Domestic Subsidiary Guarantor and each Foreign Subsidiary. Upon failure by any Domestic Subsidiary Guarantor or any Foreign Subsidiary to pay punctually any such amount or perform such obligation, each of the Company and, at any such time, the Subsidiary Borrower agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the relevant agreement. Each of the Company and, at any such time, the Subsidiary Borrower agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

ARTICLE II:	LOAN FACILITIES

2.1.      Revolving Loans and Term Loans.

(A)	Revolving Loan Commitment.

(i)	Upon the satisfaction of the applicable conditions precedent set forth in Sections 5.1 and 5.2, from and including the Closing Date and prior to the Termination Date applicable to such Lender, each Revolving Loan Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers from time to time, in any Agreed Currency, in a Dollar Amount not to exceed such Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, however, that, except as permitted under Section 2.4(B), (i) at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment minus the Participation Reserve, (ii) at no time shall the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars exceed the Foreign Currency Sublimit and (iii) at no time shall the Facility Obligations Amount exceed the Collateral Value Amount. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date applicable to such Revolving Loan Lenders. The Revolving Loans made pursuant to this Section 2.1 shall be, at the option of the Borrowers, selected in accordance with Section 2.7, either Floating Rate Advances in Dollars or Eurocurrency Rate Advances in any Agreed Currency; provided, however, that the initial Revolving Loans shall be Floating Rate Advances in Dollars but may be converted into Eurocurrency Rate Advances in accordance with Section 2.7. On the applicable Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Revolving Loans required to be repaid on such date.

(ii)	Each Advance under this Section 2.1(A) shall consist of Revolving Loans made by each Revolving Loan Lender ratably in proportion to such Lender’s respective Pro Rata Share. Prior to the Non-Extended Revolving Loan Termination Date, Revolving Loans shall be made by both Extending Lenders and Non-Extending Lenders in accordance with their respective Pro Rata Shares of Revolving Credit Availability. Revolving Loans made by both Extending Lenders and Non-Extending Lenders shall be deemed to constitute a single Advance having the same Interest Period.

(iii)	For the avoidance of doubt, Revolving Loans made on the Non-Extended Revolving Loan Termination Date shall be made by Extending Lenders in accordance with their respective Pro Rata Shares of Revolving Credit Availability (after giving effect to the termination of the Revolving Loan Commitments of the Non-Extending Lenders and to the repayment of any Revolving Loans of the Extending Lenders and the reallocation of participation interests in L/C Obligations and Swing Line Loans in the manner contemplated by Sections 2.5(B) on such date).

(B)	Borrowing/Election Notice. The Company (on behalf of itself or the Subsidiary Borrower) shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7, in order to request an Advance.

(C)	Making of Revolving Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Revolving Loans, the Administrative Agent shall notify each Revolving Loan Lender in writing (including electronic transmission, facsimile transmission or similar writing) of the requested Revolving Loan. Each Revolving Loan Lender shall make available its Revolving Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Revolving Loan Lenders available to the applicable Borrower at the Administrative Agent’s office in New York, New York or the applicable Eurocurrency Payment Office on the applicable Borrowing Date and shall disburse such proceeds in accordance with the disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Revolving Loan Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Revolving Loan Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

(D)	Term Loans.

(i)	Upon the satisfaction of the applicable conditions precedent set forth in Sections 5.1 and 5.2, each Term Loan Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make a term loan (any such term loan being referred to as a “Term Loan” and all such term loans being referred to collectively as the “Term Loans”) in Dollars to the Company on the Closing Date or on the effective date of any increase to the Aggregate Term Loan Commitment pursuant to Section 2.23 hereof, in an amount equal to such Term Loan Lender’s Pro Rata Share of the Aggregate Term Loan Commitment; provided, that at no time shall the Facility Obligations Amount exceed the Collateral Value Amount. The Term Loans shall initially be Floating Rate Advances but may be converted into Eurocurrency Rate Advances in accordance with Section 2.7. Each Term Loan Lender shall make the amount of such Lender’s Term Loan available to the Administrative Agent in New York, New York at its address specified in Article XIV in funds immediately available, on the Closing Date or as specified in any amendment contemplated by Section 2.23(D)(iv). After the Administrative Agent’s receipt of the proceeds of such Term Loan from the Term Loan Lenders, the Administrative Agent shall make the proceeds of such Term Loan available to the Company on the Closing Date on the date on which any Incremental Term Loans are made by transferring immediately available funds equal to the proceeds of such Term Loans received by the Administrative Agent as the Company shall instruct in writing.

(ii)	The Term Loans made on the Closing Date shall be repaid in (i) twenty-three (23) consecutive equal quarterly installments of $250,000, payable on the last Business Day of each fiscal quarter of the Company, commencing September 30, 2006 and (ii) a final installment equal to the remaining outstanding balance of the Term Loan payable on the Term Loan Maturity Date applicable to such Term Loans, and the Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. If not sooner repaid, the Term Loans shall be payable in full on the Term Loan Maturity Date. Payments or prepayments of the Term Loans may not be reborrowed.

(iii)	The terms and provisions set forth herein applicable to the Term Loans made on the Closing Date are preserved for historical reference, and shall be amended or supplemented as necessary to reflect the terms of any Incremental Term Loans established in accordance with the terms of Section 2.23 pursuant to an amendment to this Agreement as contemplated by such Section 2.23(D)(iv).

2.2.      Swing Line Loans.

(A)	Amount of Swing Line Loans. Upon the satisfaction of the applicable conditions precedent set forth in Sections 5.1 and 5.2, from and including the Closing Date and prior to the Termination Date applicable to Extending Lenders and in the sole discretion of the Swing Line Bank, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Borrowers from time to time, in Dollars, in an aggregate amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”); provided, however, that, (i) except as permitted by Section 2.4(B), at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment minus the Participation Reserve, (ii) at no time shall the Facility Obligations Amount exceed the Collateral Value Amount, and (iii) the Swing Line Lender shall not make any Swing Line Loans during the period from the date that is two (2) Business Days prior to the Non-Extended Revolving Loan Termination Date until the Non-Extending Lender Repayment Date. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date applicable to Extending Lenders.

(B)	Borrowing/Election Notice. The Company (on behalf of itself or the Subsidiary Borrower) shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than 1:00 p.m. (New York time) on the Borrowing Date of each Swing Line Loan specifying (i) the applicable Borrowing Date (which date shall be a Business Day) and (ii) the aggregate amount of the requested Swing Line Loan, which shall be an amount not less than $1,000,000 and increments of $1,000,000 in excess thereof (or such other increment to which the Company and the Swing Line Bank may agree with respect to any Swing Line Loan).

(C)	Making of Swing Line Loans. Not later than 3:00 p.m. (New York time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in New York, New York to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the applicable Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

(D)	Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the applicable Borrower on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan, and, notwithstanding the foregoing, any Swing Line Loans outstanding on the date that is two (2) Business Days prior to the Non-Extended Revolving Loan Termination Date shall be paid in full by the applicable Borrower on such date (any such payment date, the “Swing Line Repayment Date ”). The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $1,000,000 and increments of $1,000,000 in excess thereof (or such other increment to which the Company and the Swing Line Bank may agree with respect to any such payment), any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank. In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan or (ii) shall on the applicable Swing Line Repayment Date with respect to any outstanding Swing Line Loan require each Revolving Loan Lender (including the Swing Line Bank) to make a Revolving Loan for the purpose of repaying such Swing Line Loan, which Revolving Loan shall be in an amount equal to such Revolving Loan Lender’s Pro Rata Share of such Swing Line Loan. No later than 3:00 p.m. (New York time) on the date of any notice received pursuant to this Section 2.2(D), each such Revolving Loan Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available to the Administrative Agent in New York, New York at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.2(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II and in the definition of Interest Period. Each Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or (d) any other circumstances, happening or event whatsoever. In the event that any Revolving Loan Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Loan Lender hereunder until the Administrative Agent receives such payment from such Revolving Loan Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Revolving Loan Lender fails to make available to the Administrative Agent any Revolving Loan required to be made pursuant to this Section 2.2(D), such Revolving Loan Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. For the avoidance of doubt, the obligations of any Non-Extending Lender to make Revolving Loans pursuant to this Section 2.2(D) shall terminate on the Non-Extended Revolving Loan Termination Date in accordance with Section 2.5(B), at which time such obligations of the Non-Extending Lenders shall be reallocated to the Extending Lenders ratably in accordance with their respective Pro Rata Shares of the Aggregate Revolving Loan Commitment as described in such Section 2.5(B) (determined after giving effect to the termination of the Revolving Loan Commitments of the Non-Extending Lenders). On the Termination Date applicable to Extending Lenders, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3.      Rate Options for all Advances; Maximum Interest Periods.

 The Swing Line Loans shall be Floating Rate Advances or shall bear interest at such other rate as may be agreed to between the Company (on behalf of itself or the Subsidiary Borrower) and the Swing Line Bank at the time of the making of any such Swing Line Loan. The Revolving Loans and Term Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the Company (on behalf of itself or the Subsidiary Borrower) in accordance with Sections 2.7 and 2.9. The Company may select, in accordance with Sections 2.7 and 2.9, Rate Options and Interest Periods applicable to portions of the Revolving Loans and Term Loans; provided, that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time; provided, further, that all Floating Rate Advances, all Swing Line Loans and all Term Loans hereunder shall be denominated in Dollars.

2.4.      Optional Payments; Mandatory Prepayments.

(A)      Optional Payments. The Borrowers may from time to time and at any time, upon notice to the Administrative Agent, repay or prepay, without penalty or premium, all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Eurocurrency Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, in an aggregate minimum amount of $5,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) and in integral multiples of $1,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) in excess thereof; provided, that no Borrower may so prepay Eurocurrency Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment if the Advance subject to such prepayment is denominated in Dollars and four (4) Business Days’ prior written notice to the Administrative Agent if the Advance subject to such prepayment is denominated in an Agreed Currency other than Dollars. Optional payments or prepayments of the Term Loans shall be applied to installments of the Term Loans in inverse order of maturity.

(B)	Mandatory Prepayments of Loans.

(i)	If at any time and for any reason (other than fluctuations in currency exchange rates) the Net Aggregate Revolving Credit Exposure is greater than the Aggregate Revolving Loan Commitment minus the Participation Reserve, the Borrowers shall immediately prepay Revolving Loans and Swing Line Loans (or, to the extent such excess is greater than the aggregate outstanding principal balance of the Revolving Loans and Swing Line Loans, pay immediately available funds to the Administrative Agent, which funds shall be held in the L/C Collateral Account) in an aggregate amount equal to such excess.

(ii)	If as of any date of determination of the Net Aggregate Revolving Credit Exposure, solely as a result of fluctuations in currency exchange rates:

(a)	the Net Aggregate Revolving Credit Exposure exceeds one hundred five percent (105%) of the Aggregate Revolving Loan Commitment minus the Participation Reserve, the Borrowers shall immediately prepay Revolving Loans and Swing Line Loans (or, to the extent such excess is greater than the aggregate outstanding principal balance of the Revolving Loans and Swing Line Loans, pay immediately available funds to the Administrative Agent, which funds shall be held in the L/C Collateral Account) in an aggregate amount such that after giving effect thereto the Net Aggregate Revolving Credit Exposure is less than or equal to the Aggregate Revolving Loan Commitment minus the Participation Reserve; or

(b)	the portion of the Net Aggregate Revolving Credit Exposure denominated in Agreed Currencies other than Dollars exceeds one hundred five percent (105%) of the Foreign Currency Sublimit, the Borrowers shall immediately prepay Revolving Loans (or, to the extent such excess is greater than the aggregate outstanding principal balance of the Revolving Loans, pay immediately available funds to the Administrative Agent, which funds shall be held in the L/C Collateral Account) in an aggregate amount such that after giving effect thereto the portion of the Net Aggregate Revolving Credit Exposure denominated in Agreed Currencies other than Dollars is less than or equal to the Foreign Currency Sublimit.

(iii)	The Administrative Agent shall determine the Net Aggregate Revolving Credit Exposure (x) as of the end of each Interest Period related to any Eurocurrency Rate Advance which is a Revolving Advance, (y) at the Company’s request following the termination or expiration of any Carry-Over Letter of Credit and (z) at any other time as the Administrative Agent shall determine in its discretion. If as of the date of any determination of the Net Aggregate Revolving Credit Exposure by the Administrative Agent pursuant to this clause (iii) or Section 9.1(C) (x) no Default or Unmatured Default has occurred and is continuing, (y) the Aggregate Revolving Loan Commitment minus the Participation Reserve (determined after giving effect to any release or disbursement from the L/C Collateral Account pursuant to this clause (iii)) exceeds the Net Aggregate Revolving Credit Exposure and (z) the amount of funds on deposit in the L/C Collateral Account is greater than zero, then the Administrative Agent shall release and disburse to the Company from the L/C Collateral Account funds in a Dollar Amount equal to the lesser of the excess described in the foregoing clause (y) and the Dollar Amount of funds on deposit in the L/C Collateral Account; provided, that, after giving effect to any such release and disbursement, the portion of the Net Aggregate Revolving Credit Exposure denominated in Agreed Currencies other than Dollars shall not exceed the Foreign Currency Sublimit.

(iv)	If, upon any determination of the Collateral Value Amount, the Facility Obligations Amount exceeds the Collateral Value Amount, the Borrowers shall, within two (2) Business Days thereafter, prepay Loans and Reimbursement Obligations ratably in an amount equal to such excess (or, to the extent such excess is greater than the aggregate outstanding principal balance of the Loans (including Swing Line Loans) and Reimbursement Obligations, pay immediately available funds to the Administrative Agent in order to cash collateralize any additional L/C Obligations, which funds shall be held in the L/C Collateral Account).

(v)	All of the mandatory prepayments of Loans made pursuant to this Section 2.4(B) shall be applied first to Floating Rate Advances and second to any Eurocurrency Rate Advances maturing on such date and then to subsequently maturing Eurocurrency Rate Advances in order of maturity, subject to Section 4.4 hereof.

Nothing herein shall affect the Borrowers’ obligations to repay all Revolving Credit Obligations or Term Loans when due in accordance with the terms hereof.

          2.5.       Reduction of Commitments.

(A)      Voluntary Reduction of Commitments. The Company (on behalf of itself and the Subsidiary Borrower) may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Revolving Loan Lenders, in an aggregate minimum amount of $5,000,000 with respect thereto and integral multiples of $2,500,000 in excess of that amount with respect thereto (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Dollar Amount of the Revolving Credit Obligations plus the Participation Reserve. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of any Revolving Loan Lenders to make Revolving Loans hereunder.

(B)      Termination of Commitments of Non-Extending Lenders on the Non-Extended Revolving Loan Termination Date. On the Non-Extended Revolving Loan Termination Date (if the Aggregate Revolving Loan Commitment has not terminated earlier in accordance with the terms hereof), (a) the Company shall pay to each Non-Extending Lender all amounts then payable to such Non-Extending Lender under this Agreement and (b) such Non-Extending Lender’s Commitment (and, in the case of a Non-Extending Lender that is an Issuing Bank, such Issuing Bank’s obligation to issue Letters of Credit), all of its participation interests in existing Swing Line Loans and Letters of Credit and its obligation to participate in additional Swing Line Loans and Letters of Credit hereunder, shall automatically terminate. On the Non-Extending Lender Termination Date, to the extent required, the Administrative Agent shall administer the reallocation of L/C Interests and any obligation to participate in Letters of Credit and Swing Line Loans ratably among the Extending Lenders after giving effect to the termination of the Revolving Loan Commitments of the Non-Extending Lenders provided, that (i) such reallocation shall not cause any Extending Lender’s Pro Rata Share of the Revolving Credit Obligations to exceed such Lender’s Revolving Loan Commitment, and (ii) the Borrowers hereby agree to compensate the Lenders for all losses, expenses and liabilities incurred by any Lender (if any) in connection with the sale or assignment of any Eurocurrency Rate Loan resulting from such reallocation on the terms and in the manner set forth in Section 4.4.

2.6.      Method of Borrowing of Revolving Loans.

 On each Borrowing Date for each Revolving Loan, each Revolving Loan Lender shall make available its Revolving Loan (i) if such Loan is denominated in Dollars, not later than 1:00 p.m. (New York time) in Federal or other funds immediately available to the Administrative Agent, in New York, New York at its address specified in or pursuant to Article XIV and (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than 1:00 p.m. (local time in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency), in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid applicable address.

2.7.      Method of Selecting Types, Currency and Interest Periods for New Advances.

The Company (on behalf of itself or the Subsidiary Borrower) shall select the Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto, for each Revolving Advance to be made pursuant to Section 2.1(A). The Company shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 12:00 noon (New York time) (a) on the proposed Borrowing Date of each Floating Rate Advance, (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars, and (c) four (4) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in an Agreed Currency other than Dollars, specifying: (w) the Borrowing Date (which shall be a Business Day) of such Revolving Advance; (x) the aggregate amount of such Revolving Advance; (y) the Type of Advance selected; and (z) in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto.

2.8.      Minimum Amount of Each Revolving Advance.

Each Revolving Advance (other than a Revolving Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in a minimum amount of $5,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) and in multiples of $1,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) if in excess thereof; provided, however, that any Floating Rate Advance may be in the Dollar Amount of the unused Aggregate Revolving Loan Commitment minus the Participation Reserve.

2.9.      Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Outstanding Advances.

(A)	Right to Convert. The Company (on behalf of itself or the Subsidiary Borrower) may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of an Advance of any Type into any other Type or Types of Advance; provided , that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B)	Automatic Conversion and Continuation. Each Floating Rate Advance shall continue as a Floating Rate Advance unless and until such Floating Rate Advance is converted into a Eurocurrency Rate Advance. Each Eurocurrency Rate Advance in Dollars shall continue as a Eurocurrency Rate Advance in Dollars until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Advance shall be automatically converted into a Floating Rate Advance unless the Company shall have given the Administrative Agent notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Advance continue as a Eurocurrency Rate Advance in Dollars. Unless a Borrowing/Election Notice shall have timely been given in accordance with the terms of this Section 2.9, each Eurocurrency Rate Advance in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Rate Advance in such Agreed Currency with an Interest Period of one (1) month.

(C)	No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or 2.9(B), no Advance may be converted into or continued as a Eurocurrency Rate Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

(D)	Borrowing/Election Notice. The Company (on behalf of itself or the Subsidiary Borrower) shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Advance into a Eurocurrency Rate Advance or continuation of a Eurocurrency Rate Advance not later than 12:00 noon (New York time) (x) three (3) Business Days prior to the date of the requested conversion or continuation, with respect to any Advance to be converted or continued as a Eurocurrency Rate Advance in Dollars, and (y) four (4) Business Days prior to the date of the requested conversion or continuation with respect to any Advance to be converted or continued as a Eurocurrency Rate Advance in an Agreed Currency other than Dollars, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Advance to be converted or continued; and (iii) the amount of Eurocurrency Rate Advance(s) into which such Advance is to be converted or continued and the Agreed Currency and Interest Period applicable thereto.

(E)	Limitations on Conversion. Notwithstanding anything herein to the contrary, at the election of the Company under this Section 2.9, Eurocurrency Rate Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Rate Advances only in the same Agreed Currency.

2.10.      Default Rate.

After the occurrence and during the continuance of a Default described in Section 8.1(B) or, at the option of the Administrative Agent or at the direction of Required Lenders, after the occurrence and during the continuance of any other Default, the interest rate(s) applicable to the Obligations shall be equal to the then applicable rate plus two percent (2.0%) per annum, and the fee described in Section 3.8(A) shall be equal to the then Applicable L/C Fee Percentage plus two percent (2.0%) per annum.

2.11.      Method of Payment.

(A)	All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent (i) at the Administrative Agent’s address specified pursuant to Article XIV with respect to Advances or other Obligations denominated in Dollars and (ii) at the applicable Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 1:00 p.m. (New York time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV, at the applicable Eurocurrency Payment Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Company authorizes the Administrative Agent to charge the accounts of the Company and the Subsidiary Guarantors maintained with JPMCB or any of its Affiliates for each payment of principal, interest, fees, commissions, L/C Obligations or any other Obligations as it becomes due hereunder. In addition, the Subsidiary Borrower authorizes the Administrative Agent to charge any account of the Subsidiary Borrower maintained with JPMCB or any of its Affiliates for each payment of principal, interest, fees, commissions, L/C Obligations or any other Obligations as it becomes due hereunder (it being understood and agreed that no account of the Subsidiary Borrower shall be charged for any amount owing in respect of Obligations incurred solely by or on behalf of the Company unless the Subsidiary Borrower shall be jointly and severally liable for the Obligations of the Company at such time pursuant to Section 1.4). Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to the Issuing Bank, in the case of payments required to be made by the Company to the Issuing Bank pursuant to Article III.

(B)	Notwithstanding the foregoing provisions of this Section 2.11, if, after the making of any Advance in any Agreed Currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency, with the result that different types of such Agreed Currency (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall be made to the Administrative Agent in such amount and such type of the New Currency or Dollars as shall be the Equivalent Amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.12.      Evidence of Debt.

(A)	Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B)	Notes Upon Request. Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit G-I and/or Exhibit G-2, as applicable, to evidence such Lender’s Loans. In such event, each Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to the order of such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clause (A) above.

2.13.      Telephonic Notices.

Each Borrower authorizes the Lenders and the Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Company. The Company (on behalf of itself or the Subsidiary Borrower) agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Company upon the Company’s request therefor.

2.14.      Promise to Pay; Interest Payment Dates; Fees; Interest and Fee Basis; Taxes.

(A)	Promise to Pay. Without limiting the provisions of Section 1.4 hereof, each Borrower unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B)	Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurocurrency Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligations, (ii) upon repayment thereof in full or in part and (iii) if not theretofore paid in full, at the time such Obligations become due and payable (whether by acceleration or otherwise).

(C)	Fees.

(i)	Commitment Fee. Except as provided in Section 2.22(B), the Company shall pay to the Administrative Agent, for the account of the Revolving Loan Lenders, from and after the date of this Agreement until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at a rate per annum equal to the then Applicable Commitment Fee Percentage on such Revolving Loan Lender’s Pro Rata Share of the amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Revolving Credit Obligations (excluding Swing Line Loans) in effect from time to time. All such commitment fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the date of this Agreement (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 2006), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

(ii)	Intentionally Omitted.

(iii)	Fee Letters. The Company agrees to pay to the Administrative Agent and/or the Arrangers, as the case may be, the fees set forth in the (x) letter agreements among the Administrative Agent, the Arrangers and the Company dated May 23, 2006, and (y) the letter agreement between the Administrative Agent and the Company dated May 23, 2006, in each case, payable at the times and in the amounts set forth therein.

(D)      Interest and Fee Basis; Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage.

(i)	All Obligations other than Eurocurrency Rate Advances shall bear interest from and including the date of the making of such Advance or Swing Line Loan, in the case of Advances and Swing Line Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate determined as applicable to such Eurocurrency Rate Advance in accordance with the terms hereof.

(ii)	Interest on all Eurocurrency Rate Advances and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on all Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365- or, when appropriate, 366-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(iii)	The Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage shall be determined on the basis of the then applicable Applicable Moody’s Rating and Applicable S&P Rating, as defined and described in the applicable portion of the Pricing Schedule hereto.

(E)      Taxes.

(i)	Any and all payments by the Borrowers hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s or the Administrative Agent’s, as the case may be, net income or similar taxes imposed by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is incorporated or organized, maintains its principal office or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, any Lending Installation or the Administrative Agent, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender, such Lending Installation or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) the applicable Borrower shall make such deductions or withholdings, and (c) the applicable Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (x) after the date of this Agreement, to such payments by the Borrowers made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (y) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrowers’ liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans or the obligations under the Revolving Loan Commitments of such Lender.

(ii)	In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii)	Each Borrower hereby agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the Company and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(iv)	With respect to any deduction or withholding for or on account of any Taxes or Other Taxes pursuant to this Section 2.14(E), and to confirm that all Taxes or Other Taxes required to be paid pursuant to this Section 2.14(E) have been paid to the appropriate Governmental Authorities, the Company (on behalf of itself or the Subsidiary Borrower) shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof and such further certificates, receipts and other documents as may be required (in the judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

(v)	Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(vi)	Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (A) two (2) duly completed copies of either IRS Form W-8BEN, or IRS Form W-8ECI, or in either case, an applicable successor form; or (B) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(A), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form, in each case, certifying that such Lender is exempt from United States withholding tax and is entitled to receive payments under this Agreement without deduction for withholding of any United States federal taxes. Each Lender (other than a Non-U.S. Lender) shall, on or before the date on which it becomes a party to this Agreement, deliver to each of the Company and the Administrative Agent two duly completed copies of United States IRS Form W-9 (or any successor form) establishing that such Lender is a U.S. person (within the meaning of Section 7701(A)(30) of the Code) and is not subject to backup withholding. Each Lender further agrees to deliver to the Company and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Company and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 2.14(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this Section 2.14(E)(vi) covenants and agrees to deliver to the Company and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

Each Lender shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by the Company or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender. Notwithstanding any other provision of this Section 2.14(E), the Borrowers shall not be obligated to gross up any payments to any Lender pursuant to Section 2.14(E)(i), or to indemnify any Lender pursuant to Section 2.14(E)(iii), in respect of withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Company the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrowers shall be obligated to gross up any payments to any such Lender pursuant to Section 2.14(E)(i), and to indemnify any such Lender pursuant to Section 2.14(E)(iii), in respect of withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of any Borrower or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.14(E)(i), or to indemnify any such Lender pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of any Borrower.

(vii)	Upon the request, and at the expense of, the Borrowers, each Lender to which any Borrower is required to pay any additional amount pursuant to this Section 2.14(E) shall reasonably afford the Company (on behalf of itself or the Subsidiary Borrower) the opportunity to contest, and shall reasonably cooperate with the Company in contesting, the imposition of any Tax giving rise to such payment; provided, that (a) such Lender shall not be required to afford the Company the opportunity to so contest unless the Company shall have confirmed in writing to such Lender its obligation (or the obligation of the Subsidiary Borrower) to pay such amounts pursuant to this Agreement; and (b) the Borrowers shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Company in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Company the opportunity to contest, or cooperate with the Company in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

2.15.       Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Revolving Loan Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Election Notice (other than in respect of a Swing Line Loan) and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Floating Rate Loan and Eurocurrency Rate Loan and the Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16.      Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.17.      Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.18.      Termination of Agreement. This Agreement shall be effective until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, (B) all of the Revolving Loan Commitments shall have been terminated in accordance with the terms of this Agreement and (C) all of the Letters of Credit shall have expired, been canceled, terminated or cash collateralized or otherwise supported in an amount and in a manner satisfactory to the Administrative Agent and the Issuing Bank, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19.      Replacement of Certain Lenders. In the event a Lender (an “Affected Lender”) shall have: (a) failed to fund its Term Loan or its Pro Rata Share of any Revolving Advance requested by a Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans pursuant to Section 2.2(D), which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (b) requested compensation from the Borrowers under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (c) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Borrowers for reasons not generally applicable to the other Lenders, (d) has invoked Section 10.2, or (e) failed or refused to consent by the relevant time to any amendment, waiver, supplement, restatement, discharge or termination of any provision of this Agreement when requested by the Company and the Administrative Agent and with respect to which (A) the consent of each affected Lender is required under Section 9.3 and (B) each other affected Lender has so consented then, in any such case, the Company or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign, pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, at the cost and expense of the Company, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Company or the Administrative Agent, as the case may be, shall have engaged for such purpose (a “Replacement Lender”), all or any portion of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all Loans owing to it and, in the case of any Revolving Loan Lender, its Revolving Loan Commitment, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Company, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Administrative Agent is authorized to execute one or more Assignment Agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (b) (c), (d) or (e)of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 2.20, 2.21(B), 3.10, 4.1, 4.2, 4.4 and 10.7 (and each other provision of this Agreement or the other Loan Documents whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify the Lenders), as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto.

2.20.      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from a Borrower or a Lender, the Swing Line Bank or the Issuing Bank hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in New York, New York on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in such other currency by the party to whom such sum is owed, such party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due in the specified currency, each party hereto obligated to pay any such sum shall, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, indemnify the party to whom such sum is owed against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due in the specified currency (and in the case of any Lender, any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2), the party to whom such sum was owed shall remit such excess to the paying party.

2.21.      Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.

(A)	Market Disruption. Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans comprising such Advance to be denominated in such Agreed Currency, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, and such Eurocurrency Rate Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing/Election Notice, as Floating Rate Loans, unless the Company notifies the Administrative Agent at least one (1) Business Day before such date that it elects not to borrow on such date.

(B)	Calculation of Amounts. Except as set forth below, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, that to the extent the Borrowers shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof). Notwithstanding anything herein to the contrary, in connection with Obligations payable by the Borrowers, the full risk of currency fluctuations shall be borne by the Borrowers and each Borrower agrees to indemnify and hold harmless the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any borrowing denominated in any Agreed Currency other than Dollars that is not repaid to the Lenders on the date of such borrowing.

2.22.      Certain Provisions Applicable to Defaulting Lenders.

(A)      Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)	if any Swing Line Loans or L/C Obligations are outstanding or exist at the time a Lender is a Defaulting Lender, the Company shall within one Business Day following notice by the Administrative Agent (a) prepay any Defaulting Lender’s Pro Rata Share of such Swing Line Loans or, if agreed by the Swing Line Bank, cash collateralize such Defaulting Lender’s Pro Rata Share of the Swing Line Loans on terms satisfactory to the Swing Line Bank and (b) cash collateralize such Defaulting Lender’s Pro Rata Share of L/C Obligations in accordance with the procedures set forth in Section 3.11 for so long as such L/C Obligations are outstanding; it being understood and agreed that on the Amendment No. 5 Effective Date, the Company shall be required to make such payments and provide such cash collateral with respect to any Defaulting Lender in existence on such date; and

(ii)	the Swing Line Bank shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Company in accordance with this Section 2.22(A).

(B)      In addition to the foregoing, in the case of a Defaulting Lender that is an Extending Lender, for so long as such Lender is a Defaulting Lender:

       (i)     commitment fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.14(C);

(ii)	if the Company cash collateralizes such Defaulting Lender’s Pro Rata Share of the L/C Obligations pursuant to Section 2.22(A), the Company shall not be required to pay the L/C Fee to such Defaulting Lender pursuant to Section 3.8(A) during the period such Defaulting Lender’s Pro Rata Share of the L/C Obligations are cash collateralized; and

(iii)	if any Defaulting Lender’s Pro Rata Share of the L/C Obligations is not cash collateralized pursuant to Section 2.22(A), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all L/C Fees payable under Section 3.8(A) with respect to such Defaulting Lender’s Pro Rata Share of the L/C Obligations shall be payable to the Issuing Bank until such L/C Obligations are cash collateralized.

(C)      In the case of a Defaulting Lender that is a Non-Extending Lender, the Company may enter into an agreement with such Defaulting Lender, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which such Defaulting Lender agrees that the Company is not obligated to pay any commitment fees or L/C Fees to such Defaulting Lender, and the Administrative Agent shall have the authority to acknowledge any such letter to the extent required by the parties thereto.

2.23.      Incremental Facilities.

(A)	At any time, but not more than one (1) time in the case of an increase to the Aggregate Term Loan Commitment and not more than five (5) times during the term of this Agreement in the case of an increase to the Aggregate Revolving Loan Commitment (unless the Administrative Agent agrees to an additional number of increases to the Aggregate Term Loan Commitment or the Aggregate Revolving Loan Commitment in its sole discretion), and subject to the terms and conditions of this Section 2.23, the Company may request (i) that the Aggregate Term Loan Commitment be increased from zero in order to accommodate an incremental single-draw installment of Term Loans (the “Incremental Term Loans”, and the Term Loan Commitments relating thereto, the “Incremental Term Loan Commitments”) and/or (ii) an increase in the Aggregate Revolving Loan Commitment in order to accommodate additional Revolving Loans (the “Incremental Revolving Loans”, and the Revolving Loan Commitments relating thereto, the “Incremental Revolving Loan Commitments”) (any such increase being referred to herein as a “Commitment Increase”) without the consent of any Lender not providing such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments, as the case may be; provided that, the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Loan Commitments effected during the term of this Agreement shall not exceed $100,000,000.

(B)	Each Commitment Increase shall be in a minimum amount of $10,000,000 and integral multiples of $1,000,000. An Incremental Term Loan Commitment shall become a “Term Loan Commitment” under this Agreement, and an Incremental Revolving Loan Commitment shall become a “Revolving Commitment” (or in the case of an Incremental Revolving Loan Commitment to be provided by an existing Revolving Loan Lender that is already an Extending Lender, an increase in such Lender’s Revolving Commitment) under this Agreement, in any such case, pursuant to a “Commitment and Acceptance” substantially in the form of Exhibit I (a “Commitment and Acceptance”). Any request for a Commitment Increase shall be made in a written notice (an “Increase Notice”) given to the Administrative Agent and the Lenders by the Company not less than ten (10) Business Days prior to the proposed effective date therefor, which Increase Notice shall specify the type and amount of the proposed Commitment Increase and the proposed effective date thereof. Commitment Increases may be provided by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, a “Proposed New Lender”); provided that any Proposed New Lender shall be reasonably acceptable to the Administrative Agent.

(C)	The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Loan Commitments shall be identical to (and in any event no more favorable than) the terms and provisions of the Revolving Loans and the Revolving Commitments of the Extending Lenders at such time. Any tranche of Incremental Term Loans (A) shall be available to the Company in Dollars, (B) shall not mature earlier than the then Extended Revolving Loan Termination Date or any later date to which the Extended Revolving Loan Termination Date has been extended at such time (but may have amortization prior to such date), and (C) except as set forth in the preceding clause (B), shall be treated substantially the same as (and in any event no more favorably than) the Extending Lender Revolving Loans. Without limiting the foregoing, any Incremental Revolving Loans and/or Incremental Term Loans shall bear interest (and, to the extent applicable, Commitment Fees) at rates that are no more favorable than the rate then applicable to the Extending Lender Revolving Loans; it being understood and agreed that the Credit Agreement shall be amended as contemplated by Section 2.23(D)(iv) below to provide the then existing Extending Lenders the benefit of any more favorable rates (and, to the extent applicable, Commitment Fees) payable to the Lenders of such Incremental Revolving Loans and/or Incremental Term Loans.

(D)	Without limiting the applicability of any conditions to Advances set forth in this Agreement, the effectiveness of any Commitment Increase shall be subject to the following conditions precedent:

(i)	Both as of the proposed effective date of the applicable Increase Notice and as of the date of such Commitment Increase, (i) all representations and warranties under Article VI and in the other Loan Documents shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date), (ii) no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default and (iii) the Company shall have furnished a certificate of a Designated Financial Officer demonstrating pro forma compliance with the Priority Debt Ratio under Section 7.4(A) as of the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, which pro forma compliance shall be determined based on the ratio of (i) Priority Debt as of the date of such Commitment Increase (after giving effect thereto and the making of Term Loans and Revolving Loans (if any) in connection therewith) to (ii) EBITDA for the four consecutive fiscal quarters then ended on the last day of such fiscal quarter;

(ii)	the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Term Loan Commitment” or “Revolving Loan Commitment” in support of such Commitment Increase shall have executed and delivered a Commitment and Acceptance;

(iii)	counsel for the Borrowers and the Subsidiary Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent;

(iv)	the Borrowers, the Subsidiary Guarantors and the Proposed New Lenders shall otherwise have executed and delivered such other instruments and documents as may be required under Article V or that the Administrative Agent shall have reasonably requested in connection with such increase (including an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Lender agreeing to provide such Commitment Increase, if any, each Proposed New Lender, if any, and the Administrative Agent, which amendment or amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect such increase in accordance with this Section 2.23 or to provide for the integration of the Incremental Term Loans or Incremental Revolving Loans, as the case may be, including, without limitation, to specify terms applicable to the Incremental Term Loans not provided for in this Agreement or to make conforming changes to the terms of the Extended Revolving Loans as required by Section 2.23(C) above), and each Loan Party shall have reaffirmed the Obligations and its respective obligations, and the Liens granted, under the Loan Documents; and

(v)	in the case of an Incremental Revolving Loan Commitment, the Administrative Agent shall have administered the assignment and reallocation of the Revolving Loans, L/C Interests and any obligation to participate in Letters of Credit and Swing Line Loans Swing Line Loans on the effective date of such increase ratably among the Revolving Loan Lenders (including new Lenders) after giving effect to such increase; provided, that the Borrowers hereby agree to compensate the Revolving Loan Lenders for all losses, expenses and liabilities incurred by any Revolving Loan Lender in connection with the sale or assignment of any Eurocurrency Rate Loan resulting from such reallocation on the terms and in the manner set forth in Section 4.4.

Upon satisfaction of the conditions precedent to any Commitment Increase, the Administrative Agent shall promptly advise the Company and each Lender of the effective date thereof. Upon any such effective date that is supported by a Proposed New Lender, such Proposed New Lender shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to participate in any Commitment Increase or make additional Loans in connection therewith.

2.24.      Future Extensions of Maturity. After the Non-Extending Lender Repayment Date, notwithstanding anything herein to the contrary (including, without limitation Section 9.3), in the event of a future amendment to extend the maturity date of any Revolving Loan Commitments or Term Loans (if any), the Company shall be permitted to reduce the Revolving Loan Commitments and repay the Revolving Loans and Term Loans of those Lenders who consent to such an extension in a greater proportion than those Lenders who do not so consent, and the Company and the Administrative Agent shall be authorized to amend this document in a manner that the Administrative Agent believes is necessary to reflect, or provide for the integration of, such an extension and reduction and shall submit such an amended document to those extending Lenders for their approvals and signatures.

ARTICLE III:	THE LETTER OF CREDIT FACILITY

3.1.      Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrowers through the Issuing Bank’s branches as it and the Borrowers may jointly agree, one or more Letters of Credit denominated in any Agreed Currency in accordance with this Article III from time to time during the period commencing on the Closing Date and ending on the date five (5) Business Days immediately preceding the Non-Extended Revolving Loan Termination Date for any Issuing Bank that is a Non-Extending Lender, and the Extended Revolving Loan Termination Date for any Issuing Bank that is an Extending Lender (but subject to Section 3.3 below); it being understood and agreed that a Letter of Credit issued by an Issuing Bank that is a Non-Extending Lender may expire after the Non-Extended Revolving Loan Termination Date subject to the application of Section 2.5(B) and the last sentence of Section 3.6 so as not to affect the obligations of the Non-Extending Lenders with respect to any such Letter of Credit.

3.2.      Transitional Letters of Credit. Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Company prior to the Closing Date. Subject to the satisfaction of the applicable conditions contained in Sections 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III for all purposes hereunder (each such Letter of Credit, a “Transitional Letter of Credit”). For purposes of clarification, each term or provision applicable to the issuance of a Letter of Credit (including conditions applicable thereto) shall be deemed to include the deemed issuance of the Transitional Letters of Credit on the Closing Date.

3.3.      Types and Amounts. The Issuing Bank shall not have any obligation to, and the Issuing Bank shall not:

(A)      issue any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment minus the Participation Reserve at such time, (ii) the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars at such time would exceed the Foreign Currency Sublimit, (iii) the aggregate L/C Obligations would exceed $100,000,000 or (iv) the Facility Obligations Amount would exceed the Collateral Value Amount; or

(B)	issue any Letter of Credit which has an expiration date later than the date which is the earlier of (x) one (1) year after the date of issuance thereof or (y) five (5) Business Days immediately preceding the Non-Extended Revolving Loan Termination Date for any Issuing Bank that is a Non-Extending Lender, and the Extended Revolving Loan Termination Date for any Issuing Bank that is an Extending Lender; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in clause (y) above).

3.4.      Conditions.

(A)      In addition to being subject to the satisfaction of the applicable conditions contained in Sections 5.1 and 5.2, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)	the Company (on behalf of itself or the Subsidiary Borrower) shall have delivered to the Issuing Bank (with a copy to the Administrative Agent) at such times and in such manner as the Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (a “Request For Letter of Credit”), and the Company and, if applicable, the Subsidiary Borrower shall have delivered duly executed applications for such Letter of Credit and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content; and

(ii)	as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

          (B)      In the event of any conflict between the terms of this Agreement and the terms of any application for a Letter of Credit, the terms of this Agreement shall control.

3.5.      Procedure for Issuance of Letters of Credit.

(A)	Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the applicable Borrower in accordance with the Issuing Bank’s usual and customary business practices and, in this connection, the Issuing Bank may assume that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Revolving Loan Lender or has knowledge that the applicable conditions have not been met.

(B)	The Issuing Bank shall give the Administrative Agent written or facsimile notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of the Issuing Bank.

(C)	The Issuing Bank shall not extend or amend any Letter of Credit unless the requirements of Sections 3.3, 3.4 and 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6.      Letter of Credit Participation. On the date of this Agreement with respect to the Transitional Letters of Credit and immediately upon the issuance of each other Letter of Credit hereunder, each Revolving Loan Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the applicable Borrower in respect thereof and the liability of the Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Revolving Loan Lender’s Pro Rata Share. The Issuing Bank will notify each Revolving Loan Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the Issuing Bank, each Revolving Loan Lender shall make payment to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds in the applicable Agreed Currency in an amount equal to such Revolving Loan Lender’s Pro Rata Share of the amount of such payment or draw. The obligation of each Revolving Loan Lender to reimburse the Issuing Bank under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Revolving Loan Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Issuing Bank for such amount in accordance with this Section 3.6. Notwithstanding the foregoing, the L/C Interest of any Non-Extending Lender (and the obligations of such Non-Extending Lender to make payments to the Issuing Bank under this Section 3.6) shall terminate on the Non-Extended Revolving Loan Termination Date in accordance with Section 2.5(B), at which time the participations granted to and acquired by the Non-Extending Lenders shall be reallocated to the Extending Lenders ratably in accordance with their respective Pro Rata Shares of the Aggregate Revolving Loan Commitment as described in Section 2.5(B) (determined after giving effect to the termination of the Revolving Loan Commitments of the Non-Extending Lenders).

3.7.      Reimbursement Obligation. Each Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Issuing Bank or, if applicable, the Administrative Agent, for the account of the Revolving Loan Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit issued on behalf of such Borrower or an L/C Draft related thereto (such obligation of such Borrower to reimburse the Issuing Bank or the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by such Borrower no later than the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, if such Borrower shall have received notice of a Reimbursement Obligation later than 10:00 a.m. (New York time) on any Business Day or on a day which is not a Business Day, no later than 10:00 a.m. (New York time) on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the Issuing Bank. If any Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, such Borrower shall be deemed to have elected to borrow Revolving Loans from the Revolving Loan Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, in an aggregate amount equal to (and in the same Agreed Currency as) the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to the making of Revolving Loans. Revolving Loans made pursuant to this Section 3.7, if made in Dollars, shall initially be Floating Rate Advances and thereafter may be continued as Floating Rate Advances or converted into Eurocurrency Rate Advances in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in Article II and in the definition of Interest Period. Revolving Loans made pursuant to this Section 3.7, if made in an Agreed Currency other than Dollars, shall initially be Eurocurrency Rate Advances having an Interest Period selected by the Administrative Agent and thereafter shall be subject to Section 2.9 and the other conditions and limitations therein set forth and set forth in Article II and in the definition of Interest Period. If, for any reason, the Company fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Revolving Loan Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance plus two percent (2.0%) per annum.

3.8.      Letter of Credit Fees. Except as provided in Section 2.22(B), the Company agrees to pay:

(A)	quarterly on each Payment Date, in arrears, to the Administrative Agent for the benefit of the Revolving Loan Lenders a letter of credit fee (the “LC Fee”) at a rate per annum equal to the Applicable L/C Fee Percentage on each Revolving Loan Lender’s Pro Rata Share of the average daily outstanding Dollar Amount available for drawing under each Letter of Credit during the calendar quarter ending on such Payment Date;

(B)	to the Issuing Bank with respect to each Letter of Credit, a fronting fee in an amount (and payable at such times) as shall be agreed upon between the Company and the Issuing Bank with respect to such Letter of Credit; and

(C)	to the Issuing Bank, its standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of Letters of Credit or the processing of drawings thereunder which are charged to its other similarly situated customers, payable within ten (10) days after demand therefor.

3.9.      Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.5(B), the Issuing Bank shall provide to the Administrative Agent, no later than the tenth (10th) Business Day following the last day of each month, and otherwise upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, Agreed Currency and amount in such Agreed Currency, expiration date and the reference number of each Letter of Credit outstanding at any time during such month and the aggregate amount payable by the Company during such month. In addition, upon the request of the Administrative Agent, the Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent. Upon the request of any Revolving Loan Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

3.10.      Indemnification; Exoneration.

(A)	In addition to amounts payable as elsewhere provided in this Article III, each Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Bank, to the extent resulting from its gross negligence or willful misconduct, or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B)	As among the Borrowers, the Lenders, the Administrative Agent and the Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by any Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, the Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, electronic transmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers under this Section 3.10.

(C)	In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put the Issuing Bank, the Administrative Agent or any Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to any such Person.

(D)	Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

3.11.      Collateral Account.

(A)	Each Borrower agrees that the Company will, on behalf of itself and the Subsidiary Borrower, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Letter of Credit and thereafter as long as any amount is payable to the Issuing Bank or the Revolving Loan Lenders in respect of any Letter of Credit, maintain one or more special collateral accounts pursuant to arrangements satisfactory to the Administrative Agent (all such accounts, collectively, the “L/C Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of the Company but under the sole dominion and control of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and in which no Borrower shall have any interest other than as set forth in Section 9.1. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Holders of Secured Obligations, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the L/C Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days. Nothing in this Section 3.11(A) shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the L/C Collateral Account or limit the right of the Administrative Agent to release any funds held in the L/C Collateral Account in each case other than as required by Section 2.4(B) or 9.1 or this Section 3.11.

(B)	The Administrative Agent may at any time or from time to time after any funds are deposited in the L/C Collateral Account (whether pursuant to the definition of “Participation Reserve”, Section 2.4(B), 2.22(A) or 9.1 or any other provision of this Agreement or any other Loan Document) and after the occurrence and during the continuance of a Default, apply such funds to the payment of the Secured Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Administrative Agent, the Lenders or the Issuing Bank under the Loan Documents.

(C)	After all of the Secured Obligations have been indefeasibly paid in full and the Aggregate Revolving Loan Commitment has been terminated, any funds remaining in the L/C Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

3.12.      Rights as a Lender. In its capacity as a Lender, the Issuing Bank shall have the same rights and obligations as any other Lender.

ARTICLE IV:	CHANGE IN CIRCUMSTANCES

4.1.      Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date the relevant Lender became a party to this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

(A)

subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.14(E), and excluding any other taxes for which such Lender has been reimbursed by the Borrowers), or changes the basis of taxation of payments to any Lender in respect of its Revolving Loan Commitment, Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

(B)

imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Revolving Loan Commitment, Loans, L/C Interests or the Letters of Credit, or

(C)

imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment, the Loans, the L/C Interests or the Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of its Revolving Loan Commitment, Loans or the L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Revolving Loan Commitment, Loans, L/C Interests or Letters of Credit, or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Company of written demand by such Lender pursuant to Section 4.5, the Company shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

4.2.      Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Revolving Loan Commitment, Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Company of written demand by such Lender pursuant to Section 4.5, the Company shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date the relevant Lender became a party to this Agreement in the “Risk-Based Capital Guidelines” (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to such date or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date the relevant Lender became a party to this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date the relevant Lender became a party to this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date the relevant Lender became a party to this Agreement.

4.3.      Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Eurocurrency Rate Loans are not available or (y) the interest rate applicable to Eurocurrency Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and require any Advances of the affected Type to be repaid or converted into another Type at the end of the Interest Period for the affected Loans.

4.4.      Funding Indemnification. If any payment of principal on a Eurocurrency Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurocurrency Rate Loan is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Rate Advance, in any such case, on the date specified by any Borrower for any reason other than default by the Lenders, or a Eurocurrency Rate Advance is not prepaid on the date specified by the Company or any other Borrower for any reason, the Company shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Rate Loan.

4.5.      Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loans to reduce any liability of the Borrowers to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender. Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrowers under Sections 2.14(E), 4.1, 4.2 or 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V:	CONDITIONS PRECEDENT

5.1.      Conditions to Closing, Initial Advances and Letters of Credit. This Agreement shall not become effective and the Lenders shall not be required to make the initial Loans or issue any Letters of Credit (including the deemed issuance of the Transitional Letters of Credit) unless the Company has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

(A)

Copies of the Certificate of Incorporation (or other comparable constituent document) of each Initial Loan Party together with all amendments thereto and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Agents or any Lender to verify the identity of each Initial Loan Party as required by Section 326 of the USA Patriot Act;

(B)

Copies, certified by the Secretary or Assistant Secretary of each Initial Loan Party of its By-Laws (or other comparable governing document) and of its Board of Directors’ resolutions (and required resolutions of other bodies) authorizing the execution of the Loan Documents;

(C)

An incumbency certificate, executed by the Secretary or Assistant Secretary of each Initial Loan Party which shall identify by name and title and bear the signatures (or facsimiles thereof) of the officers of such Initial Loan Party authorized to sign the Loan Documents (and, in the case of the Company, to make borrowings hereunder), upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

(D)

A certificate, in form and substance satisfactory to the Administrative Agent, signed by a Designated Financial Officer of the Company, stating that on the Closing Date (both before and after giving effect to the Loans made and/or Letters of Credit issued or deemed issued thereon) all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date), the Company is, and the Company and its Subsidiaries as a whole are, Solvent and no Default or Unmatured Default has occurred and is continuing;

(E)

(i) Satisfactory audited financial statements of the Company and its consolidated Subsidiaries with respect to the fiscal years of the Company ending on September 30, 2004, and September 30, 2005, (ii) satisfactory unaudited financial statements of the Company and its consolidated Subsidiaries with respect to the fiscal quarters ending on December 31, 2005, and March 31, 2006, and (iii) a compliance certificate (substantially in the form of Exhibit F hereto and in such detail as is requested by the Administrative Agent) signed by a Designated Financial Officer and demonstrating compliance with the provisions of Sections 7.3 and 7.4 as of the end of the fiscal quarter ending on March 31, 2006;

(F)

Evidence satisfactory to the Administrative Agent that the Prior Credit Agreement has terminated and that all obligations, indebtedness and liabilities outstanding under the Prior Credit Agreement have been repaid in full (it being understood and agreed that the Transitional Letters of Credit shall be evidenced hereby in accordance with Section 3.2), or the Company has arranged for such termination and repayment from the proceeds of the initial Loans hereunder (in either case, as documented in a payoff letter in form and substance reasonably satisfactory to the Administrative Agent);

(G)

Evidence satisfactory to the Administrative Agent that the Company has paid to the Administrative Agent and the Arrangers the fees agreed to in each of the fee letters described in Section 2.14(C)(iii);

(H)

The written opinions of (i) the Initial Loan Parties’ U.S. counsels, (ii) the Subsidiary Borrower’s Ireland counsel and (iii) the foreign local counsel of each Foreign Subsidiary Guarantor, in each case addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent and its counsel; and

(I)

Such other documents as the Administrative Agent or its counsel may have reasonably requested, including, without limitation, the Subsidiary Guaranty, the initial Collateral Documents, the amendment(s) to the Company’s existing Permitted Domestic Receivables Financing documents to permit the Capital Stock of each SPV to be pledged pursuant to the Collateral Documents and each other instrument, document or agreement reflected on the List of Closing Documents attached as Exhibit E to this Agreement.

Without in any way limiting the foregoing, this Agreement shall not become effective unless and until it has been executed by the Company, the Subsidiary Borrower, the Administrative Agent and the Lenders, and each such party has notified the Administrative Agent by facsimile or electronic transmission that it has taken such action.

5.2.      Each Advance and Letter of Credit. The Lenders shall not be required to make, convert or continue any Advance or issue any Letter of Credit, unless on the applicable Credit Extension Date, both before and after giving effect to such Advance, conversion, continuation or Letter of Credit:

(A)	There exists no Default or Unmatured Default;

(B)	The representations and warranties contained in Article VI are true and correct in all material respects as of such Credit Extension Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date).

(C)	(i) The Dollar Amount of the Revolving Credit Obligations does not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment minus the Participation Reserve and (ii) the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars does not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Foreign Currency Sublimit.

(D)	The Facility Obligations Amount does not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Collateral Value Amount.

(E)	In the case of any Advance the proceeds of which shall be used to make Restricted Payments of the type described in Section 7.3(L)(iv), the Company shall have furnished a certificate of a Designated Financial Officer demonstrating pro forma compliance with the Priority Debt Ratio under Section 7.4(A) as of the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, which pro forma compliance shall be determined based on the ratio of (i) Priority Debt as of the date of such Advance (and after giving effect to such Advance) to (ii) EBITDA for the four consecutive fiscal quarters then ended on the last day of such fiscal quarter.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.2(A), (B), (C), (D) and, if applicable, (E) have been satisfied.

ARTICLE VI:	REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Company represents and warrants as follows with respect to itself and its Subsidiaries (and the Subsidiary Borrower shall also be deemed to make each representation and warranty to the extent it relates to the Subsidiary Borrower and its Subsidiaries) to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2:

6.1.      Corporate Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership, limited liability company or other organization duly incorporated or organized, validly existing and in good standing (to the extent such concept is applicable to such entity) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to be in good standing or authorized to conduct business would have a Material Adverse Effect.

6.2.      Authorization, Validity and Enforceability. Each Borrower and each Subsidiary Guarantor has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Borrower and each Subsidiary Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company proceedings (or analogous acts in the case of any Foreign Subsidiary), and the Loan Documents to which it is a party constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

6.3.      No Conflict; Consent. Neither the execution and delivery by the Borrowers and the Subsidiary Guarantors of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 7.3(F)) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any other third party, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

6.4.      Financial Statements. The September 30, 2005 audited annual consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect in the United States of America on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The historical financial information regarding the Company and its Subsidiaries included in the Bank Book heretofore delivered to the Lenders fairly presents the consolidated financial condition of the Company and its Subsidiaries at September 30, 2003, September 30, 2004, September 30, 2005, and March 31, 2006 in accordance with generally accepted accounting principles as in effect in the United States of America on such dates.

6.5.      Material Adverse Change. Since September 30, 2005, there has been no change in the business, condition (financial or otherwise), operations, performance or Properties of the Company and its Subsidiaries, as reflected in the audited annual consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended on such date described in Section 6.4, which has had or could reasonably be expected to have a Material Adverse Effect.

6.6.      Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes shown as due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and such failures to file or pay, if any, as would not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, other than as permitted by Section 7.3(F)(ii). The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

6.7.      Litigation and Contingent Obligations. Except as set forth on Schedule 6.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending, or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. Other than any liability incident to such litigation, arbitration or proceedings, the Company and its Subsidiaries have no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6.4.

6.8.      Subsidiaries. Schedule 6.8 hereto contains an accurate list of all Subsidiaries of the Company existing on the Closing Date, setting forth their respective jurisdictions of incorporation and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

6.9.      ERISA; Foreign Plans; Multiemployer Plans. Each Plan and each Foreign Plan complies with all applicable requirements of law and regulations and the provisions of the Plan documents except for a failure to comply which would not result in a material liability. No Benefit Plan has incurred any material accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code). Neither the Company nor any member of the Controlled Group has failed to make an installment or any other payment required under Section 412(m) of the Code and of a material amount on or before the due date for such installment or payment. Neither the Company nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event which could reasonably be expected to subject the Company or a Controlled Group member to a material liability. Neither the Company nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than for the payment of premiums. For purposes of this Section 6.9, “material” means any amount, noncompliance or other basis for liability which, individually or in the aggregate with each other basis for liability under this Section 6.9, could reasonably be expected to subject the Company to liability having a Material Adverse Effect.

6.10.      Accuracy of Information. No written information, exhibit or report furnished by the Company or any of its Subsidiaries to the Agents or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made; provided, that, with respect to the projected financial information regarding the Company and its Subsidiaries contained in the Bank Book, the Company represents that only such information is based on estimates and assumptions considered reasonable by the Company’s management and the best information available to the Company’s management at the time such projected financial information was provided, and uses information consistent with the plans of the Company, it being understood that such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and no assurances can be given that the projected results will be realized.

6.11.      Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of, buying or carrying Margin Stock, and after applying the proceeds of each Advance, Margin Stock constitutes less than 25% of the assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

6.12.      Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

6.13.      Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply therewith could reasonably be expected to have a Material Adverse Effect.

6.14.      Plan Assets; Prohibited Transactions. None of the Borrowers is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code). The Company and its Subsidiaries have not engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect; and neither the execution of this Agreement nor the making of Loans (assuming that the Lenders do not fund any of the Loans with any “plan assets” as defined under ERISA) hereunder give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

6.15.      Environmental Matters. In the ordinary course of its business, the Company considers the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which it identifies and evaluates potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect.

6.16.      Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.17.      ArvinMeritor Receivables Corporation. ARC (or any other SPV party to a Permitted Domestic Receivables Securitization) has been and continues to be designated as an “ Unrestricted Subsidiary” under and as defined in each Senior Note Indenture.

6.18.      Ownership of Properties. The Company and its Subsidiaries have good title, free of all Liens other than those permitted by Section 7.3(F), to all of the assets reflected in the Company’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Company and the Subsidiaries, except assets sold or otherwise transferred as permitted under Section 7.3(C).

6.19.      Insurance. The Company and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound business practices.

6.20.      No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

6.21.      Solvency. After giving effect to (a) the Loans to be made (or, if applicable, Letters of Credit to be issued or deemed issued) on the Closing Date or such other date as Loans requested hereunder are made (or Letters of Credit are issued), (b) the other transactions contemplated by this Agreement and the other Loan Documents and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Company is, and the Company and its Subsidiaries taken as a whole are, Solvent.

6.22.      Benefits. Each of the Company and its Subsidiaries will benefit from the financing arrangement established by this Agreement. The Administrative Agent and the Lenders have stated and acknowledge that, but for the agreement by each of the Subsidiary Guarantors to execute and deliver the Subsidiary Guaranty, the Subsidiary Borrower to assume joint and several liability for the Obligations to the extent provided in Section 1.4 or any other Subsidiary to execute and deliver any Loan Document to which it is a party, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

6.23.      Additional Representations and Warranties of the Subsidiary Borrower. In addition to the foregoing, the Subsidiary Borrower further represents and warrants to the Administrative Agent and the Lenders as follows:

(A)	Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each other Loan Document to which the Subsidiary Borrower is a party in its jurisdiction of organization (“Home Country”), it is not necessary that this Agreement or any other Loan Document to which the Subsidiary Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid in respect of this Agreement or any other Loan Document of the Subsidiary Borrower. The qualification by any Lender or the Administrative Agent for admission to do business under the laws of the Subsidiary Borrower’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which the Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against the Subsidiary Borrower. The performance by any Lender or the Administrative Agent of any action required or permitted under the Loan Documents will not (i) violate any law or regulation of the Subsidiary Borrower’s Home Country or any political subdivision thereof, (ii) result in any tax or other monetary liability to such party pursuant to the laws of the Subsidiary Borrower’s Home Country or political subdivision or taxing authority thereof (provided, that, should any such action result in any such tax or other monetary liability to the Lender or the Administrative Agent, the Subsidiary Borrower hereby agrees to indemnify such Lender or the Administrative Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Administrative Agent and, to the extent the Subsidiary Borrower makes such indemnification, the incurrence of such liability by the Administrative Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity of which the Subsidiary Borrower’s Home Country is a member.

(B)	No Immunity. Neither the Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. The Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

ARTICLE VII:	COVENANTS

The Company covenants and agrees on behalf of itself and its Subsidiaries (and the Subsidiary Borrower shall also be deemed to so covenant and agree to the extent such covenant relates to the Subsidiary Borrower and its Subsidiaries) that so long as any Revolving Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit, unless the Required Lenders shall otherwise give prior written consent:

7.1.      Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting enabling it to provide, and will furnish to the Lenders:

(A)	Annual Reports. Within ninety (90) days after the close of each of the Company’s fiscal years (or such earlier date on which such statements are required to be field with the Commission), annual audited consolidated financial statements for the Company and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income, statement of consolidated shareowners’ equity, and statement of cash flows, all prepared in accordance with Agreement Accounting Principles, accompanied by an unqualified audit report of independent auditors acceptable to the Lenders;

(B)	Quarterly Reports. Within forty-five (45) days after the close of the first three quarterly periods of each of the Company’s fiscal years (or such earlier date on which such statements are required to be filed with the Commission), unaudited consolidated financial statements for the Company and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income and statement of cash flows, all prepared in accordance with Agreement Accounting Principles, for the period from the beginning of such fiscal year to the end of such quarter;

(C)	Compliance Certificate; Collateral Value Certificate. Together with the financial statements required under Sections 7.1(A) and (B):

(i)     commencing with the financial statements delivered for the quarter ending June 30, 2006, a certificate signed by a Designated Financial Officer in the form of Exhibit F hereto, setting forth reasonably detailed calculations (which calculations shall be made in accordance with Agreement Accounting Principles) showing compliance with Sections 7.2(K), 7.2(L), 7.3 and 7.4 (including, without limitation, a schedule (in level of detail substantially similar to the detail contained in comparable schedules delivered to the Administrative Agent prior to the Closing Date) setting forth the Subsidiaries of the Company as of the end of the applicable period, and stating that no Default or Unmatured Default exists or existed during the applicable period, or if any Default or Unmatured Default exists or existed, stating the nature and status thereof; and

(ii) commencing with the financial statements delivered for the quarter ending on or about December 31, 2009, a Collateral Value Certificate.

(D)	Together with the financial statements required under Sections 7.1(A), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default arising from noncompliance with Section 7.4 (which certificate may be limited to the extent required by accounting rules or guidelines);

(E)	ERISA Information. If requested by the Administrative Agent, within 180 days after the close of each fiscal year, (i) a statement of the Unfunded Liabilities of each Benefit Plan, certified as correct by an actuary enrolled under ERISA, and (ii) such other financial information regarding the Company’s Plans as the Administrative Agent may reasonably request, certified as prepared in accordance with generally accepted actuarial principles and practices by an actuary enrolled under ERISA, as well as financial information regarding any Foreign Plans, certified as prepared in accordance with locally accepted actuarial principles and practices by a locally qualified actuary;

(F)	Termination Event. As soon as possible and in any event within ten days after the Company knows that any Termination Event has occurred, a statement, signed by an Authorized Officer of the Company, describing such Termination Event and the action which the Company proposes to take with respect thereto;

(G)	Environmental. As soon as possible and in any event within 15 days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment and (ii) any notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(H)	Shareholder Information. Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished;

(I)	Public Filings. Promptly upon the filing thereof, copies of all registration statements, current reports and annual, quarterly, or other regular reports which the Company files with the Commission, including, without limitation, all reports on Form 10-K, 10-Q and 8-K and all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations related thereto; and

(J)	Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding anything to the contrary, the Company shall be deemed to have complied with the delivery requirements under clauses (A), (B), (H) and (I) of this Section 7.1 by providing notification (which may be in electronic format) to the Lenders that the required documents are publicly available through the Company’s web site or other publicly available electronic medium and providing the hyperlink or appropriate other locational information for obtaining such information.

7.2.      Affirmative Covenants.

(A)	Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Advances for the Company’s general corporate purposes, including to finance the Borrowers’ and their Subsidiaries’ working capital needs and for commercial paper backstop, and for Permitted Acquisitions; provided that:

(i)     the Borrowers shall use the proceeds of the Advances in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations U and X, the Securities Act and the Securities Exchange Act, and the regulations promulgated thereunder; and

(ii)     no portion of the proceeds of any Advance shall be used, directly, or indirectly, to provide funds for any Hostile Acquisition.

(B)	Notice of Default. The Company will, and will cause each Subsidiary to, promptly give notice (but in no event later than two (2) Business Days after an Authorized Officer becomes aware of such occurrence) in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Unmatured Default, (ii) the delivery by any Person of any written notice to the Company or any Subsidiary of, or the taking of any other action by any Person with respect to, a claimed default or event or condition of the type referred to in Section 8.1(E) and (iii) the occurrence of any other development, financial or otherwise (including, without limitation, any litigation), that could reasonably be expected to have a Material Adverse Effect.

(C)	Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of the Subsidiary Borrower and each other Subsidiary in accordance with the respective organizational documents of each such Person and the rights (charter and statutory) and material franchises of the Company, the Subsidiary Borrower and each other Subsidiary; provided, that (except as otherwise provided herein) the Company shall not be required to preserve any such right or franchise, or the existence of any Subsidiary (except for the Subsidiary Borrower and the Subsidiary Guarantors), if the discontinuance thereof could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Company shall be permitted to (i) dissolve Arvin Industry Foreign Sales Corporation, a company organized under the laws of the U.S. Virgin Islands and a Subsidiary Guarantor, provided that such Subsidiary Guarantor has no assets and is otherwise dormant at the time of dissolution, and (ii) Meritor Heavy Vehicle Systems (Mexico), Inc. , a Delaware corporation and a Subsidiary Guarantor, shall be permitted to convert into a Mexican company and, thereafter, merge into a Mexican Subsidiary of the Company, with the Mexican Subsidiary being the surviving entity, so long as Meritor Heavy Vehicle Systems (Mexico), Inc. is and remains a shell company with no assets or revenues.

(D)	Taxes. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and (ii) those as to which failure to pay when due could not reasonably be expected to have a Material Adverse Effect.

(E)	Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as is consistent with sound business practice, and the Company will furnish to any Lender upon reasonable request full information as to the insurance carried. The Company shall deliver to the Administrative Agent endorsements (y) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible real and personal property and assets and business interruption insurance policies naming the Administrative Agent loss payee, and (z) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

(F)	Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except those with which the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(G)	ERISA Compliance. The Company will, and will cause each Subsidiary to, maintain and operate (i) all Plans to comply with the applicable provisions of the Code, ERISA, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and (ii) all Foreign Plans to comply with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents, unless the failure to maintain, operate and comply with the foregoing, as applicable, could not reasonably be expected to subject the Company or its Subsidiaries to liability, individually or in the aggregate, having a Material Adverse Effect.

(H)	Environmental Compliance. The Company will, and will cause each Subsidiary to, comply with all Environmental Laws, except where noncompliance could not reasonably be expected to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, having a Material Adverse Effect. The Company will, and will cause each Subsidiary to, upon the Administrative Agent’s written reasonable request, (i) cause the performance of such environmental audits and testing, and preparation of such environmental reports, at the Company’s expense, as the Administrative Agent may from time to time reasonably request with respect to any parcel of real Property subject to a Mortgage, which shall be conducted by Persons reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent, and (ii) permit the Administrative Agent or its representatives to have access to all such real Property for the purpose of conducting, at the Company’s expense, such environmental audits and testing as the Administrative Agent shall reasonably deem appropriate; provided, that if a Phase I or other environmental report with respect to any such parcel of real Property has been completed to the reasonable satisfaction of the Administrative Agent, then no other environmental audits, testing or reports shall be required for such parcel of real Property during the term of this Agreement.

(I)	Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition in all material respects (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements material to its business so that its business carried on in connection therewith may be properly conducted at all times.

(J)	Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all materials dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Administrative Agent and any or each Lender, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, including environmental assessment reports and Phase I or Phase II studies, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or such Lender, as the case may be, may designate; provided , that the Company shall pay all reasonable costs and expenses of one such inspection per year by the Administrative Agent and its representatives and agents (and any representatives and agents of the Lenders participating in such inspection); provided, further, that if a Default has occurred and is continuing, the Company shall pay all reasonable costs and expenses of all such inspections.

(K)	Guaranty Documentation.

(i)	On the Closing Date, the Company shall cause each Domestic Subsidiary and Special Foreign Subsidiary of the Company as of the Closing Date to execute and deliver the Subsidiary Guaranty or, in the case of any Special Foreign Subsidiary, such other guaranty document as the Administrative Agent shall reasonably deem appropriate in order for such Subsidiary to provide an unconditional guaranty of the Secured Obligations and as may be enforceable under the laws of such Special Foreign Subsidiary’s jurisdiction of organization, in each case, together with such other documentation with respect to such Initial Loan Party as may be required pursuant to Section 5.1.

(ii)	In addition to causing each Domestic Subsidiary and Special Foreign Subsidiary to execute and deliver a Guaranty on the Closing Date as required by the foregoing clause (i), the Company will cause each Person that constitutes a Domestic Subsidiary or Special Foreign Subsidiary of the Company after the Closing Date (whether by virtue of the consummation of a Permitted Acquisition, any corporate reorganization or otherwise) to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within thirty (30) days (or such later date as is agreed to by the Administrative Agent) after such qualification, (x) an executed supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form attached thereto or, in the case of any Special Foreign Subsidiary, such other guaranty document as the Administrative Agent shall reasonably deem appropriate in order for such Special Foreign Subsidiary to provide an unconditional guaranty of the Secured Obligations and as may be enforceable under the laws of such Special Foreign Subsidiary’s jurisdiction of organization (whereupon such Subsidiary shall become a “Subsidiary Guarantor”), (y) the Collateral Documents required to be delivered by such Person pursuant to Section 7.2(L)(i) and (z) resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(iii)	In addition to the foregoing, if at any time any Foreign Subsidiary of the Company which is not a Foreign Subsidiary Guarantor guarantees any Indebtedness of the Company or any Domestic Subsidiary, the Company shall cause such Foreign Subsidiary to execute and deliver to the Administrative Agent, as promptly as possible but in any event within thirty (30) days (or such later date as is agreed to by the Administrative Agent) after the date upon which such Subsidiary shall have guaranteed such Indebtedness, (a) an executed supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form attached thereto or such other guaranty document as the Administrative Agent shall reasonably deem appropriate in order for such Subsidiary to provide an unconditional guaranty of the Secured Obligations and as may be enforceable under the laws of such Foreign Subsidiary’s jurisdiction of organization (whereupon such Subsidiary shall become a “Subsidiary Guarantor”), (b) the Collateral Documents required to be delivered by such Person pursuant to Section 7.2(L)(i) and (c) resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent. Following the date upon which any such Foreign Subsidiary shall cease to be obligated as a guarantor of any Indebtedness of any Domestic Subsidiary other than the Obligations, unless such Foreign Subsidiary shall be required to be a Subsidiary Guarantor pursuant to the foregoing clauses (i) or (ii), the Administrative Agent shall be authorized to, and shall promptly, execute and deliver to the Company such documentation as the Company may reasonably request in order to release such Foreign Subsidiary from the applicable Guaranty.

(iv)	Notwithstanding the foregoing (a) the Subsidiary Borrower and each Excluded Subsidiary shall not be required to execute and deliver a Guaranty, (b) neither Emissions Technologies nor Meritor Finance Cayman Island, Ltd., a company organized under the laws of the Cayman Islands, shall be required to execute and deliver the Subsidiary Guaranty on the Closing Date but shall, on or prior to the date 90 days after the Closing Date, execute and deliver to the Administrative Agent an executed supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty, together with resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request and, in the case of Emissions Technologies, the Collateral Documents required to be delivered by it pursuant to Section 7.2(L)(i), and (c) so long as such Subsidiaries shall not have guaranteed any third-party Indebtedness of any Domestic Subsidiary, (1) each SPV and, so long as MSSCo shall not be a Wholly-Owned Subsidiary of the Company, Suspension Holdings and MSSCo shall not be required to execute and deliver a Guaranty and (2) no other Subsidiary that is not a Wholly-Owned Subsidiary of the Company shall be required to execute and deliver a Guaranty to the extent the organizational documents of such Subsidiary do not permit such Subsidiary to provide an unconditional guaranty of the Secured Obligations (or require the consent of a third-party therefor).

(L)	Collateral Documentation

(i)	The Company will cause, and will cause each Subsidiary Guarantor to cause, all of its owned Property (or, in the case of any Foreign Subsidiary Guarantor, the Applicable Pledge Percentage of the issued and outstanding Capital Stock of the Pledge Subsidiaries owned thereby and all intercompany notes payable thereto) to be subject at all times to first priority, perfected security interests in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 7.3(F) hereof and to the delivery of such documentation following the Closing Date as the Company and the Administrative Agent shall agree in writing. Without limiting the generality of the foregoing, the Company will (a) cause the Applicable Pledge Percentage of the issued and outstanding Capital Stock of each Pledge Subsidiary directly owned by the Company or any other Loan Party to be subject at all times to a first priority, perfected security interest in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request and (b) will, and will cause each Domestic Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to each Initial Mortgaged Property and each other item of real Property of the Company or such Domestic Subsidiary Guarantor as the Administrative Agent shall reasonably request, in each case within such time period as is reasonably required by the Administrative Agent. Notwithstanding the foregoing, (a) no such Mortgages and Mortgage Instruments are required to be delivered hereunder prior to September 30, 2006 or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, (b) the Collateral shall not be required to include the Capital Stock of any Joint Venture to the extent the organizational documents of such Joint Venture do not permit the applicable Loan Party to pledge the Capital Stock of such Joint Venture as security for the Secured Obligations (or require the consent of another Venturer therefor) and (c) Emissions Technologies shall not be required to execute and deliver any Collateral Documents under this Section 7.2(L)(i) prior to the date on which it shall become a Subsidiary Guarantor pursuant to Section 7.2(K)(iv).

(ii)	In furtherance of the foregoing, the Company shall, and shall cause each Subsidiary Guarantor to, upon the request of the Administrative Agent in its sole discretion, execute and delivery a pledge agreement with respect to the Applicable Pledge Percentage of the issued and outstanding Capital Stock of any Foreign Subsidiary specified by the Administrative Agent, which pledge agreement shall be governed by the law of the jurisdiction of organization of such Foreign Subsidiary, together with resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, in each case, within such time period as is reasonably required by the Administrative Agent.

(iii)	Subject to Section 7.3(K)(ii), following the date upon which (a) the Company shall have initially achieved Single Investment Grade Status after the Closing Date and (b) the Term Loan shall have been repaid in full in immediately available funds (1) the Administrative Agent shall be authorized to, and shall promptly, execute and deliver to, the Company such documentation as the Company may reasonably request in order to release each Loan Party from the Collateral Documents and (2) the provisions of the first sentence of Section 7.2(L)(i) shall thereafter cease to be in effect. If at any time after such release, the Company achieves Springing Lien Status, the Loan Parties shall promptly comply with Section 7.2(L)(i) and the previous sentence shall thereafter cease to be in effect for the remaining term of this Agreement.

7.3.      Negative Covenants.

(A)      Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except for:

(i)	Permitted Existing Indebtedness and Permitted Refinancing Indebtedness with respect thereto;

(ii)	Obligations pursuant to the Loan Documents;

(iii)	Indebtedness arising from intercompany loans and advances owing by (a) the Company to any Subsidiary or (b) by any Subsidiary to the Company or any other Subsidiary; provided, that all such Indebtedness owing by the Company or any Domestic Subsidiary Guarantor to any Foreign Subsidiary shall be unsecured;

(iv)	Receivables Facility Attributed Indebtedness arising in connection with a Permitted Domestic Receivables Financing;

(v)	Indebtedness secured by Liens permitted by Section 7.3(F)(xvi);

(vi)	Secured Indebtedness of the Company or any Domestic Subsidiary Guarantor not otherwise permitted under this Section 7.3(A) in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(vii)	(a) Indebtedness of any Foreign Subsidiary not otherwise permitted under this Section 7.3(A) and (b) Receivables Facility Attributed Indebtedness arising in connection with Permitted Foreign Receivables Financings; provided, that the sum of (1) the outstanding principal amount of the Indebtedness incurred pursuant to the foregoing clause (a) plus (2) the amount of the Receivables Facility Attributed Indebtedness incurred pursuant to the foregoing clause (b) shall not exceed $300,000,000 at any time;

(viii)	Receivables Facility Attributed Indebtedness arising in connection with Foreign Factoring Transactions;

(ix)	Unsecured Indebtedness of up to $276,000,000 having a maturity date not sooner than six months after the Extended Revolving Loan Termination Date and issued under a Senior Note Indenture (the “Proposed Senior Notes”) within one hundred twenty (120) days after the Amendment No. 5 Effective Date so long as within such 120-day period the Company shall have repurchased, retired, redeemed or defeased its 2012 Senior Notes such that the aggregate outstanding principal amount of such 2012 Senior Notes does not exceed $100,000,000; provided, that in order to effect such reduction, the Company shall be required to apply at least a majority of the proceeds of the Proposed Senior Notes and thereafter may use other permitted sources of funds; it being understood and agreed that (a) in the event that the aggregate outstanding principal amount of the 2012 Senior Notes exceeds $100,000,000 at the end of such 120-day period, the unsecured Indebtedness basket set forth in the next succeeding clause (x) shall be automatically and permanently reduced by the amount of such excess, and (b) for the avoidance of doubt, any Indebtedness evidenced by the Proposed Senior Notes in excess of $276,000,000 shall constitute usage under the unsecured Indebtedness basket set forth in the next succeeding clause (x); and

(x)	Unsecured Indebtedness of the Company or any Domestic Subsidiary Guarantor not otherwise permitted under this Section 7.3(A) in an aggregate outstanding principal amount not to exceed $200,000,000 (minus the amount of any permanent reduction required by the preceding clause (ix), the “Unsecured Basket Base Amount”) at any time so long as, subject to the second proviso below, such Indebtedness has a maturity date not sooner than six months after the Extended Revolving Loan Termination Date (or any later maturity date then in effect with respect to the Loans); provided, that Indebtedness in an amount in excess of the Unsecured Basket Base Amount (subject to the aforementioned limitations on maturity) may be incurred if, not less than five (5) Business Days prior to such incurrence, the Company shall deliver to the Administrative Agent and the Lenders a certificate from a Designated Financial Officer demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such incurrence, on a pro forma basis acceptable to the Administrative Agent, as if such incurrence had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, the Interest Coverage Ratio as of the end of such fiscal quarter was equal to or greater than 2.00:1.00; provided, further, that the limitations on maturity set forth above shall not apply to up to $25,000,000 of Indebtedness in existence at any time that has been incurred pursuant to this Section 7.3(A)(x);

provided, that no additional Indebtedness shall be incurred by the Company under the 1990 Senior Note Indenture after the Closing Date.

        (B)      Merger. Without limiting the provisions of Section 7.3(G), the Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that:

(i)     Any Subsidiary may merge or consolidate with the Company (provided, that the Company shall be the surviving corporation), with the Subsidiary Borrower (provided, that such Subsidiary Borrower shall be the surviving entity) or with one or more other Subsidiaries (provided, that in the case of any such merger or consolidation involving any Subsidiary Guarantor, the surviving entity shall be such Subsidiary Guarantor, except that Meritor Heavy Vehicle Systems (Mexico), Inc. , a Delaware corporation and a Subsidiary Guarantor, shall be permitted to merge into a Mexican Subsidiary of the Company, with the Mexican Subsidiary being the surviving entity, so long as Meritor Heavy Vehicle Systems (Mexico), Inc. is and remains a shell company with no assets or revenues); and

(ii)    The Company may merge or consolidate with any other entity; provided, that the Company shall be the surviving corporation and that after giving effect thereto no Default or Unmatured Default shall exist and be continuing.

(C)      Sale of Assets. The Company will not, nor will it permit any Subsidiary to, consummate any Asset Sale after the Closing Date other than an Asset Sale which (i) is not for less than fair market value (as determined in good faith by the management or board of directors of the Company or such Subsidiary, as applicable), (ii) generates proceeds that, in the aggregate with the proceeds of all such other Asset Sales during the then current fiscal year, do not exceed fifteen percent (15%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal quarter immediately preceding the initial Asset Sale consummated after the Closing Date and (iii) generates proceeds that, in the aggregate with the proceeds of all such other Asset Sales during the period from the Closing Date to the date of such proposed transaction, do not exceed twenty-five percent (25%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal quarter immediately preceding the initial Asset Sale consummated after the Closing Date. Notwithstanding the foregoing, the proceeds of any such Asset Sales by the Company or any Domestic Subsidiary Guarantor during the period from the Closing Date to the date of such proposed transaction, to the extent permitted in the foregoing sentence, shall not exceed seven and a half percent (7.5%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal quarter immediately preceding the initial Asset Sale consummated after the Closing Date.

(D)      Conduct of Business. The Company will not, nor will it permit any Subsidiary to, engage in any business other than the businesses engaged in by the Company or such Subsidiaries on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof.

(F)      Investments. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, except:

(i)	Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 7.3(E), and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension;

(ii)	(a) Investments by the Company or any Subsidiary in the Company or any Domestic Subsidiary Guarantor, (b) Investments by any Foreign Subsidiary in the Subsidiary Borrower or any Foreign Subsidiary Guarantor, (c) Investments by any Foreign Subsidiary Non-Guarantor in any other Foreign Subsidiary Non-Guarantor, (d) Investments permitted under Section 7.3(A)(iii), (e) Investments by the Company or any Domestic Subsidiary Guarantor in Foreign Subsidiaries made during the period from the Closing Date until the Amendment No. 5 Effective Date and described in Schedule 7.3(E)(ii), and (f) additional Investments by the Company or any Domestic Subsidiary Guarantor in Foreign Subsidiaries from and after the Amendment No. 5 Effective Date in an outstanding amount not to exceed at any time the sum of (1) $200,000,000 plus (2) the Foreign Reinvestment Amount at such time;

(iii)	Investments comprised of capital contributions (whether in the form of cash, a note or other assets) to an SPV or other Subsidiary or otherwise resulting from transfers of assets permitted hereunder to such SPV or other Subsidiary, in either case, in connection with a Permitted Receivables Financing;

(iv)	Investments constituting Permitted Acquisitions;

(v)	Cash Equivalent Investments;

(vi)	Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vii)	Investments consisting of deposit accounts maintained by the Company and its Subsidiaries in the ordinary course of business in connection with its cash management system;

(viii)	Investments (other than any Investment of a type described in the foregoing clauses (i)-(vii)) made during the period from the Closing Date until the Amendment No. 5 Effective Date and described in Schedule 7.3(E)(viii); and

(ix)	Investments (other than any Investment of a type described in the foregoing clauses (i)-(viii)) made from and after the Amendment No. 5 Effective Date in an aggregate amount not to exceed $200,000,000 at any time.

(F)      Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i)	Liens on assets of the Company and its Subsidiaries as of the Closing Date identified as such on Schedule 7.3(F);

(ii)	Liens for taxes, assessments or governmental charges or levies on its Property (excluding Environmental Liens or Liens in favor of the PBGC) if (x) the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, and (y) adequate reserves therefor are being maintained in accordance with Agreement Accounting Principles;

(iii)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

(iv)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (excluding Liens in favor of the PBGC);

(v)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries;

(vi)	Lessors’ interests under Capitalized Leases;

(vii)	Judgment or other similar Liens arising in connection with legal proceedings so long as (a) the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and the Company or such Subsidiary, as the case may be, has established appropriate reserves against such claims in accordance with Agreement Accounting Principles and (b) such Liens do not constitute a Default pursuant to Section 8.1(I);

(viii)	Liens on assets of the Company or any Domestic Subsidiary of the Company located in the United States of America securing secured Indebtedness of the Company or such Subsidiary otherwise permitted under Section 7.3(A)(vi);

(ix)	Liens on Property acquired after the Closing Date and existing at the time of such acquisition (directly or indirectly) (other than any such Lien created in contemplation of such acquisition); provided, that such Liens shall extend only to the Property so acquired;

(x)	Liens on the Property of a Person that is merged with or into the Company or a Subsidiary or of a Person that becomes a Subsidiary after the Closing Date (in each case to the extent such merger, Acquisition or Investment is otherwise permitted by this Agreement); provided, that (a) such Liens existed at the time such Person was so merged or became a Subsidiary and were not created in anticipation of any such transaction, (b) any such Lien does not by its terms cover any additional property or assets acquired after the time such Person was so merged or became a Subsidiary, and (c) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person was so merged or became a Subsidiary;

(xi)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Subsidiary;

(xii)	Bank setoff rights arising in the ordinary course of business;

(xiii)	Deposits or Liens to secure the performance (and not securing any Indebtedness) of statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

(xiv)	Liens arising under the Loan Documents;

(xv)	Liens on Receivables and Related Security arising in connection with a Permitted Receivables Financing or a Foreign Factoring Transaction;

(xvi)	Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided, that such Lien (a) extends only to the asset then being acquired or constructed and (b) attaches to such asset concurrently with or within six (6) months after the acquisition or completion or construction thereof;

(xvii)	Any extension, renewal or replacement (or successive extension, renewal, or replacement) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (xvi) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(xviii)	Deposit arrangements and pledges of cash or cash equivalents that secure only Hedging Obligations otherwise permitted hereunder; and

(xix)	Liens on assets of any Foreign Subsidiary of the Company located outside the United States of America securing Indebtedness of such Subsidiary permitted under Section 7.3(A)(vii)(a);

provided, that the Company will not, and will not permit any Subsidiary to, grant any Lien on any Property constituting Restricted Collateral other than as security for the Secured Obligations pursuant to the Loan Documents.
In addition, neither the Company nor any of its Subsidiaries shall be or become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of, or require any equal and ratable sharing of, a Lien on any of its properties or other assets in favor of the Agents, the Issuing Bank, the Swing Line Bank and the Lenders, as collateral for the Secured Obligations; provided, that (a) any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) permitted hereunder may prohibit the creation of a Lien in favor thereof on the items of property obtained with the proceeds of such purchase money Indebtedness, (b) the documents evidencing a Permitted Receivables Financing or a Foreign Factoring Transaction may prohibit the creation of a Lien with respect to all of the assets of the related SPV, if any, and with respect to the Receivables and Related Security subject to such transaction in favor thereof as collateral for the Secured Obligations and (c) each Senior Note Indenture may prohibit the creation of a Lien on Restricted Collateral unless the holders of the notes issued pursuant to such Senior Note Indenture shall be provided with an equal and ratable Lien on such assets, but solely to the extent such prohibition is provided for in such Senior Note Indenture as in effect on the later of the Closing Date and the date of such Senior Note Indenture.

           (G)      Permitted Acquisitions. The Company will not, nor will it permit any Subsidiary to, make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition ”):

              (i)     no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith (including, without limitation, pursuant to Section 7.2(K));

(ii)	each representation and warranty contained in Article VI shall be true and correct in all material respects at the time of such Acquisition and after giving effect thereto (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date); and

(iii)	not less than five (5) Business Days prior to each such Acquisition, the Company shall deliver to the Administrative Agent and the Lenders a certificate from a Designated Financial Officer demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted hereunder in connection therewith, on a pro forma basis acceptable to the Administrative Agent, but without giving effect to any projected synergies resulting from such Acquisition, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, the Company would have been in compliance with the covenants set forth in Sections 7.3 and 7.4 and not otherwise in Default;

(iv)	in the case of an Acquisition by the Company or the Subsidiary Borrower of equity interests of an entity, (A) the acquired entity shall be a Subsidiary of the Company or (B)(x) the acquired entity shall be merged with and into the Company or the Subsidiary Borrower substantially concurrently with such Acquisition, with the Company or the Subsidiary Borrower being the surviving corporation with voting control following such merger and (y) such merger shall otherwise comply with Section 7.3(B); and

(v)	the aggregate consideration for such Acquisition, in the aggregate with the consideration for all other Acquisitions consummated since the Amendment No. 5 Effective Date, shall not exceed the sum of (i) $100,000,000 plus (ii) an amount equal to the net cash proceeds received by the Company or any Domestic Subsidiary on or after the Amendment No. 5 Effective Date from the divestiture of the equity interest in, or assets of, any Foreign Subsidiary.

(H)      Transactions with Affiliates and Joint Ventures. Except for Permitted Related Party Transactions and Permitted Strategic Transactions, the Company will not, nor will it permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate or Joint Venture except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or the Company and its Subsidiaries (taken as a whole) than would occur in a comparable arm’s length transaction.

(I)       Contingent Obligations. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary) in respect of any Indebtedness except in connection with Indebtedness which if directly incurred by the Company or such Subsidiary, as applicable, would not result in a violation of Sections 7.3(A) or 7.4.

(J)       Sale and Leaseback. The Company will not, nor will it permit any Subsidiary to, sell or transfer any property in order to concurrently or subsequently lease as lessee such or similar property unless (i) the related sale is permitted under Section 7.3(C), (ii) any related Investment is permitted under Section 7.3(E), (iii) no Default or Unmatured Default shall have occurred and be continuing as of the date of such transaction or would result therefrom and (iv) the Property subject to such sale does not constitute Restricted Collateral.

(K)      Modifications to Other Indebtedness; No More Favorable Terms; ArvinMeritor Receivables Corporation.

     (i)     Subordinated Indebtedness. The Company will not, nor will it permit any Subsidiary to, make any amendment or modification to any indenture, note or other agreement evidencing or governing any subordinated Indebtedness (excluding all Intercompany Indebtedness) or Disqualified Stock of the Company or its Subsidiaries in a manner adverse to the Lenders.

(ii)	No More Favorable Terms. Without in any way limiting the foregoing provisions of this Section 7.3(K) or the requirements set forth in Section 7.2(K)(ii), the Company will not, nor will it permit any Subsidiary to, enter into or amend, restate, supplement or otherwise modify any indenture, note or other agreement evidencing or governing any Indebtedness of the Company having a principal amount (whether or not funded or committed) in excess of $50,000,000 or any Senior Note Indenture that (a) contains any covenant binding on the Company or any Subsidiary or any of their respective Property, (b) contains any event of default causing, or permitting holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity, or (c) requires the Company or any Subsidiary to provide, or otherwise gives any holder of any such Indebtedness the benefit of, a guaranty or collateral pledge that, in the case of any of the foregoing clauses (a), (b) and (c) , is (x) not substantially provided for in this Agreement or the other Loan Documents or (y) is more favorable to the holder of such Indebtedness than the comparable covenant, default, guaranty or collateral pledge set forth in the Loan Documents (collectively, a “More Favorable Term”), unless this Agreement and/or any relevant Loan Document shall be amended or supplemented to provide substantially the same covenant, default, guaranty or collateral pledge, as applicable, prior to the effectiveness of the More Favorable Term, except for collateral pledges provided for in agreements governing Indebtedness secured by Liens permitted under Sections 7.3(F) other than Section 7.3(F)(viii).

(iii)	ArvinMeritor Receivables Corporation. The Company shall not permit ARC (or any other SPV party to a Permitted Domestic Receivables Securitization) to be designated as a “Restricted Subsidiary” under and as defined in each Senior Note Indenture.

(L)      Restricted Payments. The Company will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment; provided, that:

     (i)     so long as no Default or Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof (in the case of any dividend) or the date of such repurchase (in the case of any share repurchase) or would result therefrom, the Company may declare and pay cash dividends with respect to its Capital Stock and repurchase shares of Capital Stock of the Company in accordance with its future share repurchase program to the extent the sum of the aggregate amount of such dividends and the aggregate purchase price of such repurchases shall not exceed $40,000,000 in any fiscal year of the Company;

(ii)	in addition to the foregoing, so long as no Default or Unmatured Default shall have occurred and be continuing as of the date of such repurchase or would result therefrom, the Company may repurchase shares of Capital Stock of the Company in accordance with the Company’s future share repurchase program in order to limit dilution thereof to the extent the aggregate purchase price with respect to such repurchases shall not exceed $25,000,000 during the term of this Agreement;

(iii)	the Company shall be permitted to repurchase, retire, redeem or defease any Indebtedness of the Company permitted under the Credit Agreement other than subordinated Indebtedness with proceeds of any permitted capital markets debt, convertible debt, equity or preferred equity issuances (but, for the avoidance of doubt, not with proceeds of any Loans under the Credit Agreement) within one hundred twenty (120) days after the Company’s receipt of such proceeds;

(iv)	the Company shall be permitted to repurchase, retire, redeem or defease the balance of the 2012 Senior Notes to the extent such notes have not been repurchased, retired, redeemed or defeased with the proceeds of the Proposed Senior Notes as described in Section 7.3(A)(ix) above; it being understood and agreed that the Company shall be permitted to use (i) following an increase to the Aggregate Term Loan Commitment pursuant to Section 2.23, all or any portion of the Incremental Term Loans resulting from such Commitment Increase, (ii) following an increase to the Aggregate Revolving Loan Commitment pursuant to Section 2.23, Revolving Loans in an aggregate principal amount not to exceed the aggregate amount of such Commitment Increase and (iii) (x) in calendar year 2010, up to $50,000,000 of Revolving Loans, (y) in calendar year 2011, up to $50,000,000 of Revolving Loans plus the unused portion of the Revolving Loans available for such purpose under the preceding clause (x), and/or (z) in calendar year 2012, Revolving Loans in an amount equal to the then outstanding principal amount of the 2012 Senior Notes, in the case of any of the foregoing clauses (i), (ii) or (iii), in order to effect such repurchase, retirement, redemption or defeasance, but subject to the Company’s demonstration of pro forma covenant compliance with the Priority Debt Ratio as a condition precedent to making any such Loans as more specifically described in Section 5.2(E) hereof (in addition to satisfaction of all other conditions precedent applicable to such Loans); and

(v)	the Company shall be permitted to redeem any permitted Indebtedness in exchange for Capital Stock (including preferred stock but excluding Disqualified Stock).

(M)      Hedging Obligations. The Company will not, nor will it permit any Subsidiary to, enter into any Hedging Arrangement other than Hedging Arrangements entered into by the Company or such Subsidiary pursuant to which the Company or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure and which are non-speculative in nature.

(N)      Margin Regulations. The Company will not, nor will it permit any Subsidiary to, use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

(O)      Restrictive Subsidiary Covenants. The Company will not, nor will it permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution in respect of its ownership interests or pay any Indebtedness or other Obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary other than pursuant to (i) applicable law, (ii) this Agreement or the other Loan Documents, (iii) restrictions imposed by the holder of a Lien permitted by Section 7.3(F) and (iv) restrictions imposed in a joint venture agreement on the ability of any Subsidiary to pay dividends or make any other distribution in respect of its ownership interests, the removal of which requires the consent of one or more of the joint venture partners or the joint venture’s board of directors (but not the consent of any third parties).

(P)      Disqualified Stock. The Company will not, and will not permit any Subsidiary to, issue or permit to remain outstanding any Disqualified Stock.

7.4.      Financial Covenants.

(A)      Priority Debt Ratio. The Company shall not permit its Priority Debt Ratio, calculated on a consolidated basis for the Company and its Subsidiaries, to exceed (i) 2.75 to 1.00 as of the last day of the fiscal quarter commencing with the fiscal quarter ending on or about March 31, 2010 through and including the fiscal quarter ending on or about June 30, 2010, (ii) 2.50 to 1.00 as of the last day of each fiscal quarter commencing with the fiscal quarter ending on or about September 30, 2010 through and including the fiscal quarter ending on or about June 30, 2011, (iii) 2.25 to 1.00 as of the last day of each fiscal quarter commencing with the fiscal quarter ending on or about September 30, 2011 through and including the fiscal quarter ending on or about June 30, 2012, and (iv) 2.00 to 1.00 as of the last day of each fiscal quarter thereafter.

(B)      Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, incur Capital Expenditures during any fiscal year in an aggregate amount for the Company and its Subsidiaries in excess of the CapEx Cap Amount with respect to such fiscal year. As used herein, “CapEx Cap Amount” means, with respect to any fiscal year commencing with the fiscal year ending on or about September 30, 2010, $160,000,000; provided, that such amount for the fiscal year ending on or about September 30, 2011 and each fiscal year thereafter shall be increased by an amount equal to the excess, if any, of such the CapEx Cap Amount for the previous Fiscal Year (as calculated without giving effect to this proviso) over the actual amount of Capital Expenditures incurred by the Company and its Subsidiaries during such previous fiscal year.

7.5.      Tax Restructuring. Notwithstanding anything to the contrary in this Article VII, the Company and its Subsidiaries may consummate the transactions outlined on Schedule 7.5 hereof, including all interim non-material steps necessary to achieve each such step and all non-material deviations from such steps so long as (i) the Company provides the Administrative Agent with prior written notice of each interim step and each deviation from such steps and (ii) the Company delivers such Loan Documents, and within such time periods, as are reasonably requested by the Administrative Agent in order to comply with this Agreement. For purposes of this Section 7.5, a “ non-material” step or deviation shall mean any step or deviation, as reasonably determined by the Administrative Agent and the Company, from the steps outlined in Schedule 7.5 hereto, that does not reduce the amount of security or recourse provided to the Lenders under the Loan Documents.

ARTICLE VIII:	DEFAULTS

8.1.      Defaults. Each of the following occurrences shall constitute a “Default” under this Agreement:

(A)	Breach of Representation or Warranty. Any written representation or warranty made or deemed made by or on behalf of the Company or its Subsidiaries to the Lenders or the Agents in any Loan Document, in connection with any Loan or Letter of Credit, or in any certificate or information delivered in writing in connection with any Loan Document shall be false in any material respect on the date as of which made.

(B)	Failure to Make Payments When Due. Nonpayment of principal of any Loan or Reimbursement Obligation when due; nonpayment of interest on any Loan, commitment fees or L/C Fees, in each case within five days after the same becomes due; or nonpayment of any other fees or any other obligations under any of the Loan Documents within ten days after the same becomes due.

(C)	Breach of Certain Covenants. The breach by any Borrower of any of the terms or provisions of Sections 7.1, 7.2(A), 7.2(B), 7.2(C), 7.2(K), 7.2(L), 7.3 or 7.4.

(D)	Other Defaults. The breach by any Borrower or any Subsidiary Guarantor (other than a breach which constitutes a Default under another provision of this Section 8.1) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which any Authorized Officer has actual knowledge thereof and (ii) the receipt of written notice from any Agent or the Required Lenders.

(E)	Default as to Other Indebtedness. Failure of the Company, the Subsidiary Borrower or any other Subsidiary to pay when due any Material Indebtedness; or the default by the Company, the Subsidiary Borrower or any other Subsidiary in the performance of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company, the Subsidiary Borrower or any other Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Company, the Subsidiary Borrower or any other Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

(F)	Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of its Subsidiaries (but excluding any Immaterial Subsidiary) shall (i) have an order for relief entered with respect to it under the United States bankruptcy laws as now or hereafter in effect or cause or allow any similar event to occur under any bankruptcy or similar law or laws for the relief of debtors as now or hereafter in effect in any other jurisdiction, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, monitor or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking an order for relief under the United States bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its Property or its debts under any law relating to bankruptcy, insolvency or reorganization or compromise of debt or relief of debtors as now or hereafter in effect in any jurisdiction including, without limitation, any organization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation, or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.1(F) or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(G).

(G)	Involuntary Bankruptcy; Appointment of Receiver, Etc. Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary (but excluding any Immaterial Subsidiary) or for any substantial part of its Property, or a proceeding described in Section 8.1(F)(iv) shall be instituted against the Company or any Subsidiary (but excluding any Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

(H)	Condemnation; Seizure. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any substantial portion of the Property of the Company or any Subsidiary (but excluding any Immaterial Subsidiary) taken as a whole.

(I)	Judgments. The Company, the Subsidiary Borrower or any other Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money, the total amount of which for the Company, the Subsidiary Borrower and/or any other Subsidiary exceeds $35,000,000, which are not stayed on appeal.

(J)	Environmental. The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment or (ii) violate any Environmental Law, which, in the case of an event described in the foregoing clause (i) or (ii), could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect.

(K)	Enforceability. Any Loan Document shall fail to remain in full force or effect against the Company or any Subsidiary or any action shall be taken or shall fail to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document.

(L)	Loan Party Revocation. Any Loan Party shall terminate or revoke any of its obligations under a Loan Document (other than as expressly permitted hereunder).

(M)	Change in Control. The occurrence of any Change in Control.

(N)	ERISA and Foreign Plans. The Company shall (i) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived, (ii) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment, or (iii) permit a Termination Event to occur, except where such transactions, events, circumstances, or failures could not, individually or in the aggregate, reasonably be expected to result in liability to the Company or any of its Subsidiaries having a Material Adverse Effect.

(O)	Collateral. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral (with an aggregate book value in excess of $10,000,000) purported to be covered thereby, which failure is not remedied within five (5) days after the earlier of (i) the date on which any Authorized Officer has actual knowledge thereof and (ii) the receipt of written notice from any Agent or the Required Lenders.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX:	ACCELERATION; WAIVERS, AMENDMENTS AND REMEDIES

9.1.      Termination of Revolving Loan Commitments; Acceleration.

(A)	If any Default described in Section 8.1(F) or 8.1(G) occurs, the obligations of the Revolving Loan Lenders to make Revolving Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the Issuing Bank or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in each Agreed Currency, in immediately available funds, equal to the difference of (x) one hundred five percent (105%) of the amount of L/C Obligations denominated in such Agreed Currency at such time, less (y) the amount of such Agreed Currency on deposit in the L/C Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, in the aggregate for all Agreed Currencies, the “Collateral Shortfall Amount”), which funds shall be held in the L/C Collateral Account. If any other Default occurs, (a) the Administrative Agent may, and at the request of Required Revolving Loan Lenders shall, terminate or suspend the obligations of the Revolving Loan Lenders to make Revolving Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder and (b) the Administrative Agent may, and at the request of the Required Lenders shall, (i) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives, and (ii) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the L/C Collateral Account.

(B)	If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the L/C Collateral Account. At any time while any Default is continuing, none of the Borrowers nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the L/C Collateral Account.

(C)	If at any time following any deposit of funds into the L/C Collateral Account pursuant to clause (A) or (B) of this Section 9.1 the Default giving rise to such obligation to deposit cash collateral shall be cured, waived otherwise cease to be continuing and no other Default or any Unmatured Default shall then have occurred and be continuing, the Administrative Agent shall determine the Net Aggregate Revolving Credit Exposure at such time and release and disburse funds from the L/C Collateral Account to the Borrowers to the extent required pursuant to Section 2.4(B)(iii).

(D)	If, after acceleration of the maturity of the Obligations or termination of the obligations of the Revolving Loan Lenders to make Revolving Loans and the obligation and power of the Issuing Bank to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 8.1(F) or (G)) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in the case of any such acceleration) or Required Revolving Loan Lenders (in the case of any such termination) (in each case, in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

9.2.      Preservation of Rights. No delay or omission of the Lenders, the Issuing Bank or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Issuing Bank and the Lenders until the Obligations have been paid in full in cash.

9.3.      Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a defaulting Lender) affected thereby:

     (i)     Postpone or extend the Revolving Loan Termination Date, the Term Loan Maturity Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender or extend the expiry date of any Letter of Credit to a date after the Revolving Loan Termination Date;

(ii)	Reduce the principal amount, or amortization, of any Loans or Reimbursement Obligations, or reduce the rate or extend the time of payment of interest or fees thereon; provided, however, that (a) modifications to the provisions relating to prepayments of Loans and other Obligations and (b) a waiver or other modification of the application of the default rate of interest pursuant to Section 2.10 hereof shall, in each case, only require the approval of the Required Lenders;

(iii)	Reduce the percentage specified in the definition of Required Lenders, Required Revolving Loan Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders”, “Required Revolving Loan Lenders” or “Pro Rata Share”;

(iv)	Increase the amount of the Revolving Loan Commitment or Term Loan Commitment of any Lender hereunder or increase any Lender’s Pro Rata Share;

(v)	Permit any Borrower to assign its rights under this Agreement;

(vi)	Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under its respective Guaranty or release all or substantially all of the Collateral; or

(vii)	Amend this Section 9.3.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank and (c) the Issuing Bank shall be effective without the written consent of the Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

ARTICLE X:	GENERAL PROVISIONS

10.1.      Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations).

10.2.      Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3.      Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If, subsequent to the Closing Date, any changes in generally accepted accounting principles as in effect in the United States of America are required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants set forth in Section 7.4 or any other financial test set forth in this Agreement or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries ’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, that until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles in connection with the financial covenants set forth in Section 7.4 and each other financial test set forth in this Agreement shall mean generally accepted accounting principles as in effect in the United States of America as of the Closing Date but giving effect to the relevant Accounting Changes, subject to further modification in accordance with this Section 10.3. Notwithstanding any other provision contained herein (including the definition of Agreement Accounting Principles), all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein. For the avoidance of doubt, the foregoing statement shall apply only to treatment of financial concepts in this Agreement (including determinations of Indebtedness and the calculation of the financial covenants) and not to the manner in which the Company prepares its financial statements (it being understood that appropriate adjustments shall be made for purposes of the Compliance Certificate or any other demonstration or determination of compliance with the applicable provisions of this Agreement).

10.4.      Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5.      Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than any prior agreements and understandings that are expressly stated to survive the effectiveness hereof.

10.6.      Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7.      Expenses; Indemnification.

(A)	Expenses. The Borrowers shall reimburse the Administrative Agent and the Arrangers for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Administrative Agent) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, distribution (including, without limitation, via the internet) and administration of the Loan Documents, including (without limiting the generality of the foregoing), consultant’s fees and expenses (provided, so long as no Default or Unmatured Default has occurred and is continuing, such consultant is engaged with the consent of the Company). The Borrowers also agree to reimburse the Administrative Agent, the Arrangers and the Lenders for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Administrative Agent, the Arrangers and the Lenders) paid or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the collection of the Secured Obligations and protection of rights under, and enforcement of, the Loan Documents, including any such expenses incurred during any workout, restructuring or negotiations in respect of any of the Secured Obligations.

(B)	Indemnity. The Borrowers further agree to defend, protect, indemnify and hold harmless the Administrative Agent, any Syndication Agent, any Documentation Agent, each Arranger, each Lender and the Issuing Bank and each of their respective Affiliates, and each of such Agents’, Arrangers’, Lenders’, Issuing Bank and Affiliates’ respective officers, directors, trustees, investment advisors, employees, attorneys and agents (collectively, the “Indemnitees”), based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by or asserted against such Indemnitees in any manner relating to or arising out of this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents, or any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Laws arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Company or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Company or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”); provided, however, the Borrowers shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of such Indemnitee with respect to the Loan Documents. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C)	Waiver of Certain Claims; Settlement of Claims. Each Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Company or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement and the other Loan Documents unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(D)	Survival of Agreements. The obligations and agreements of the Borrowers under this Section 10.7 and each other provision hereunder or in any other Loan Document whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify any Holder of Secured Obligations shall survive the termination of this Agreement.

10.8.      Numbers of Documents. All statements, notices, closing documents and requests hereunder (other than (i) notices described in the first sentence of Section 2.15 and (ii) notices and other communications delivered to the Administrative Agent and the Lenders by electronic communication in accordance with Section 14.1(B)) shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9.      Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Company or any of its Subsidiaries pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation or legal process, (v) to any Person as may be required by law in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in interest rate swap agreements or credit derivative transactions relating to the Loans or to legal counsel, accountants and other professional advisors to such counterparties, (vii) as permitted by Section 13.4 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

AS USED IN THE FOREGOING TWO PARAGRAPHS, “RELATED PARTIES” MEANS, WITH RESPECT TO ANY SPECIFIED PERSON, SUCH PERSON’S AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND ADVISORS OF SUCH PERSON AND SUCH PERSON’S AFFILIATES.

10.10.      Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11.      Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrowers and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

10.12.      GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWERS AND THE ADMINISTRATIVE AGENT, THE ARRANGERS OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWERS AND THE ADMINISTRATIVE AGENT, THE ARRANGERS OR THE LENDERS IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.13.      CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A)      NON-EXCLUSIVE JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

           (B)      SERVICE OF PROCESS.

(i)	EACH BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(ii)	THE Subsidiary Borrower hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in this Section 10.13 and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of the Company at its address for notices set forth in Article XIV of this Agreement.

(C)      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.14.      Subordination of Intercompany Indebtedness. Each Borrower agrees that all Intercompany Indebtedness held by such Borrower shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided, that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing such Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from the related obligor. Should any payment, distribution, security or instrument or proceeds thereof be received by such Borrower upon or with respect to the Intercompany Indebtedness in contravention of this Agreement after the occurrence of a Default, including, without limitation, an event described in Section 8.1(F) or (G), prior to the satisfaction of all of the Secured Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates), such Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrowers where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Borrower as the property of the Holders of Secured Obligations. If any Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. Each Borrower agrees that until the Secured Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates) have been terminated, no Borrower will assign or transfer to any Person any Intercompany Indebtedness.

10.15.      Performance of Obligations. Each Borrower agrees that the Administrative Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of any Loan Party under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by any Loan Party which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 10.15 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect any Loan Party’s obligations in respect thereof. Each Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.15, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If any Borrower fails to make payment in respect of any such advance under this Section 10.15 within one (1) Business Day after the date the Company receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 10.3 shall constitute Secured Obligations secured by the Collateral until paid in full by the Borrowers.

ARTICLE XI:	THE ADMINISTRATIVE AGENT

11.1.      Appointment; Nature of Relationship. JPMCB is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision), (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents and (iv) except as expressly set forth herein, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

11.2.      Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3.      General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found to have been caused by the gross negligence or willful misconduct of such Person.

11.4.      No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for perfection or priority of the Liens on any collateral subject to the Loan Documents, the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company or any of its Subsidiaries.

11.5.       Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or the Required Revolving Loan Lenders or all of the Lenders, in each case in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans. Upon receipt of any such instructions from the Required Lenders (or the Required Revolving Loan Lenders or all of the Lenders, in each case in the event that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6.      Employment of Administrative Agent and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7.      Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8.      The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent. The obligations and agreements of the Lenders under this Section 11.8 shall survive the termination of this Agreement.

11.9.      Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, “Issuing Bank” or “Swing Line Bank” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10.      Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11.      Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld or delayed. Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12.      No Duties Imposed Upon Syndication Agents, Documentation Agents or Arrangers. No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, a “Documentation Agent” or an “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, a “ Documentation Agent” or an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.13.      Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.14.      Delegation to Affiliates. The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under terms of this Agreement.

11.15.      Authority with Respect to Guarantees and Collateral Documents.

(A)	Authority to Take Action. Each Lender authorizes the Administrative Agent to enter into each of the Guarantees, Collateral Documents and related intercreditor agreements to which the Administrative Agent is or may become a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to independently enforce or seek to realize upon the security granted by any Guaranty or Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations or Holders of Secured Obligations, as applicable, upon the terms of such documents. In furtherance and without limitation of the foregoing, the Administrative Agent is hereby authorized and given a power of attorney by and on behalf of each of the Holders of Secured Obligations to execute any Guaranty or Collateral Document necessary or appropriate to guarantee the Secured Obligations or grant and perfect a Lien on any Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations, if necessary.

(B)	Authority to Release. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under any of the Guarantees and release any Lien granted to the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents and Hedging Agreements or the transactions contemplated hereby or thereby (which satisfaction, in the case of outstanding Letters of Credit, may take the form of a backstop letter of credit from an issuer acceptable to the Administrative Agent or cash collateral); (ii) in connection with any transaction which is permitted by this Agreement (including, without limitation, the permitted sale by the Company or any Subsidiary of one hundred percent (100%) of the Capital Stock of any Subsidiary Guarantor or Pledge Subsidiary owned by the Company and its Subsidiaries), (iii) as required pursuant to Section 7.2(K) or Section 7.2(L) or (iv) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular Subsidiary Guarantors or types or items of Collateral pursuant to this Section 11.15(B).

(C)	Further Documents, etc. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrowers or any Subsidiary in respect of) all interests retained by the Borrowers or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

11.16.      Foreign Collateral Authorizations.

(A)	The Company, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Company or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Company or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Company or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Company or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, National Association as Administrative Agent may acquire and be the holder of any bond issued by the Company or any Subsidiary in connection with this Agreement (i.e., the fond é de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Company or any Subsidiary).

(B)	The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Capital Stock of which is pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Secured Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

(C)	The Administrative Agent shall administer any Collateral Document which is governed by German law and is a pledge (Pfandrecht) or otherwise transferred to any Holder of Secured Obligations under an accessory security right (akzessorische Sicherheit) in the name and on behalf of the Holder of Secured Obligations. In relation to any Collateral Document governed by the laws of Germany, each party hereby authorizes the Administrative Agent to accept as its representative any pledge or other creation of any accessory security right made to such party in relation to this Agreement and to agree to and execute on its behalf as its representative amendments, supplements and other alterations to any Collateral Document governed by the laws of Germany which creates a pledge or any other accessory security right and to release on behalf of such party any Collateral Document governed by the laws of Germany in accordance with the provisions herein and/or the provisions in the relevant German law governed pledge agreement.

ARTICLE XII:	SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS

12.1.      Setoff. In addition to, and without limitation of, any rights of the Holders of Secured Obligations under applicable law, if any Default occurs and is continuing, any Indebtedness from any Holder of Secured Obligations to any Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Secured Obligations owing to such Holder of Secured Obligations, whether or not the Secured Obligations, or any part hereof, shall then be due. It is understood and agreed that no deposits of the Subsidiary Borrower or Indebtedness held by or owing to the Subsidiary Borrower shall be offset by any Holder of Secured Obligations and applied towards the Secured Obligations incurred solely by or on behalf of the Company unless the Subsidiary Borrower shall be jointly and severally liable for all of the Secured Obligations at such time pursuant to Section 1.4.

12.2.      Ratable Payments. If any Holder of Secured Obligations, whether by setoff or otherwise, has payment made to it upon its Secured Obligations (other than payments received pursuant to Sections 2.14(E), 4.1, 4.2 or 4.4 or as otherwise provided herein) in a greater proportion than that received by any other Holder of Secured Obligations, such Holder of Secured Obligations agrees, promptly upon demand, to purchase a portion of the Secured Obligations held by the other Holders of Secured Obligations so that after such purchase each Holder of Secured Obligations will hold its ratable share of the relevant Secured Obligations in accordance with Section 12.4. If any Holder of Secured Obligations, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Holder of Secured Obligations agrees, promptly upon demand, to take such action necessary such that all Holders of Secured Obligations share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.

12.3.      Relations Among Lenders.

(A)	Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B)	The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.4.      Application of Proceeds. The Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.4, apply all proceeds of Collateral to be applied to the Secured Obligations in accordance with the Collateral Documents in the following order:

(A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or a Borrower;

(B) second, to pay interest on and then principal of any advance made under Section 10.15 for which the Administrative Agent has not then been paid by a Borrower or reimbursed by the Lenders;

(C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

(D) fourth, to the ratable payment of Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders, the Swing Line Bank and the Issuing Bank;

(E) fifth, to the ratable payment of interest due in respect of Loans and L/C Obligations;

(F) sixth, ratably, to the payment or prepayment of principal outstanding on Loans and Reimbursement Obligations and to provide any cash collateral required pursuant to Section 3.11 or otherwise;

(G)     seventh, to the ratable payment of the Hedging Obligations (including Foreign Obligations), Treasury Obligations and Foreign Treasury Obligations, in each case, constituting Secured Obligations;

(H) eighth, to the applicable Loan Party or as a court of competent jurisdiction may otherwise direct.

The order of priority set forth in this Section 12.4 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Swing Line Bank, the Issuing Bank and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 12.4 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by any Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (A) through (C) of this Section 12.4 may be changed only with the prior written consent of the Administrative Agent.

12.5.      Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their respective Affiliates.

12.6.      Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans and Reimbursement Obligations provided for herein.

12.7.      Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII:	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.      Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 (except as otherwise consented to in accordance with the terms of this Agreement) shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3(C). The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements or credit derivative transactions relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any promissory note issued hereunder to direct payments relating to such Loan or promissory note issued hereunder to another Person. Any assignee of the rights to any Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2.      Participations.

(A)	Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Credit Obligations or Term Loans of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Credit Obligations and Term Loans, as applicable, and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(B)	Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C)	Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Section 2.14(E), Article IV and Section 10.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided, that (i) a Participant shall not be entitled to receive any greater payment under Section 2.14(E), Article IV or Section 10.7 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company and (ii) any Participant agrees to comply with the provisions of Section 2.14(E) and Article IV to the same extent as if it were a Lender.

13.3.      Assignments.

(A)	Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Administrative Agent and, so long as no Default has occurred and is continuing, the Company (i) in the case of any assignment of any Revolving Loan Commitment or Revolving Credit Obligations, either be in an amount equal to the entire applicable Revolving Loan Commitment and Revolving Credit Obligations of the assigning Lender or (unless each of the Administrative Agent and, if no Default has occurred and is continuing, the Company otherwise consents) be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (ii) in the case of any assignment of any Term Loan, either be in an amount equal to the entire outstanding principal amount of the Term Loans of the assigning Lender or (unless each of the Administrative Agent and, if no Default has occurred and is continuing, the Company otherwise consents) be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. The amount of the assignment shall be based on the Revolving Loan Commitment and Revolving Credit Obligations subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement. For the avoidance of doubt, (x) any assignment of the Revolving Loan Commitment and Revolving Credit Obligations of a Non-Extending Lender shall include all rights, obligations and terms applicable thereto (including, without limitation, termination of such Revolving Loan Commitment on the Non-Extended Revolving Loan Termination Date), and (y) any assignment of the Revolving Loan Commitment and Revolving Credit Obligations of an Extending Lender shall include all rights, obligations and terms applicable thereto (including, without limitation, termination of such Revolving Loan Commitment on the Extended Revolving Loan Termination Date).

(B)	Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the consent of the Company shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank shall be required prior to an assignment being effective; provided, that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan. Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C)	Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Revolving Loan Commitment, Revolving Credit Obligations and/or Term Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Credit Obligations and/or Term Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Secured Obligations and termination of the Loan Documents. Each partial assignment hereunder shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that the foregoing shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of either the Revolving Loans (and Revolving Loan Commitment) or Term Loans. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 (except as otherwise consented to in accordance with the terms of this Agreement) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. With respect to each assignment under this Section 13.3(C), the Purchaser, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(D)	Replacement Notes. Upon the consummation of any assignment to a Purchaser hereunder, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrowers of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the applicable Termination Date has occurred, their respective Revolving Credit Obligations) or Term Loans, as applicable, as adjusted pursuant to such assignment.

(E)	The Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrowers (and the Borrowers hereby designate the Administrative Agent to act in such capacity), shall maintain at one of its offices in New York, New York a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4.      Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.9 of this Agreement.

13.5.      Tax Certifications. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.14(E) and Article IV.

ARTICLE XIV:	NOTICES

14.1.      Giving Notice.

(A)	Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.1(B)), all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (w) if to any Borrower, at the address or facsimile number of the Company set forth on the signature pages hereof, (x) in the case of the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company in accordance with the provisions of this Section 14.1(A). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(B)	Electronic Communications.

(i)     Notices and other communications to the Lenders or the Issuing Bank may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company, on behalf of each Borrower, may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided, that such determination or approval may be limited to particular notices or communications.

(ii)     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

14.2.      Change of Address. Each of the Borrowers and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender. Each Lender may change the address for service of notice upon it by a notice in writing to the Company and the Administrative Agent.

14.3.      USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrowers: When a Borrower opens an account, the Administrative Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower. The Administrative Agent and the Lenders may also ask to see such Borrower’s legal organizational documents or other identifying documents.

ARTICLE XV:	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the Company, the Subsidiary Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

[SIGNATURE PAGES OMITTED]

PRICING SCHEDULE1
Part I
PRICING SCHEDULE APPLICABLE TO
NON-EXTENDING LENDERS
AND
TERM LOANS MADE ON THE CLOSING DATE

Rating	≥ Baa3 and ≥ BBB-	Ba1 and BB+	Ba2 and BB	Ba3 and BB-	<Ba3 or <BB-
Applicable Commitment Fee Percentage	0.25%	0.30%	0.50%	0.50%	0.50%
Applicable Floating Rate Margin (Non-Extended Revolving Loans)	0.25%	0.75%	1.25%	1.50%	1.75%
Applicable Eurocurrency Margin (Non-Extended Revolving Loans) and Applicable L/C Fee Percentage	1.25%	1.75%	2.25%	2.50%	2.75%
Applicable Floating Rate Margin (Closing Date Term Loans)	0.75%	0.75%	0.75%	0.75%	0.75%
Applicable Eurocurrency Margin (Closing Date Term Loans)	1.75%	1.75%	1.75%	1.75%	1.75%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final two paragraphs of this Schedule:

“Level I Status” exists at any date if, on such date, the Company’s Applicable Moody’s Rating is Baa3 or better and the Company’s Applicable S&P Rating is BBB- or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Applicable Moody’s Rating is Ba1 or better and the Company’s Applicable S&P Rating is BB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I or II Status and (ii) the Company’s Applicable Moody’s Rating is Ba2 or better and the Company’s Applicable S&P Rating is BB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II or III Status and (ii) the Company’s Applicable Moody’s Rating is Ba3 or better and the Company’s Applicable S&P Rating is BB- or better.

“Level V Status” exists at any date if, on such date, the Company has not qualified for Level I, II, III or IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Applicable Moody’s Rating” means, at any time, (i) the rating issued by Moody’s and then in effect with respect to the Company’s senior secured long-term debt securities without third-party credit enhancement or (ii) if the foregoing rating is no longer in effect, the senior implied credit rating issued by Moody’s and then in effect with respect to the Company.

“Applicable S&P Rating” means, at any time, (i) the rating issued by S&P and then in effect with respect to the Company’s senior secured long-term debt securities without third-party credit enhancement or (ii) if the foregoing rating is no longer in effect, the corporate credit rating issued by S&P and then in effect with respect to the Company.

In addition to the provisions set forth above, if a split occurs between the Applicable Moody’s Rating and the Applicable S&P Rating that is greater than one ratings category, then the pricing shall be that set forth above with respect to the combination of (i) the higher of such ratings and (ii) the rating of the other ratings service that is one ratings category below the ratings category corresponding to such higher rating.

The Applicable Eurocurrency Margin, the Applicable Floating Rate Margin, the Applicable Commitment Fee Percentage and the Applicable L/C Fee Percentage shall each be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Applicable Moody’s Rating and Applicable S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Company has no Applicable Moody’s Rating or no Applicable S&P Rating, Level V Status shall exist.

Part II

PRICING SCHEDULE APPLICABLE TO
EXTENDING LENDERS

Rating	(Level I) ≥ Ba2 and BB	(Level II) ≥ Ba3 and BB-	(Level III) ≥B1 and B+	(Level IV) ≥B2 and B	(Level V) ≤B3 and B-
Applicable Commitment Fee Percentage	0.50%	0.50%	0.75%	0.75%	1.00%
Applicable Floating Rate Margin	2.75%	3.25%	3.75%	4.00%	4.50%
Applicable Eurocurrency Margin and Applicable L/C Fee Percentage	3.75%	4.25%	4.75%	5.00%	5.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final two paragraphs of this Schedule:

“Level I Status” exists at any date if, on such date, the Company’s Applicable Moody’s Rating is Ba2 or better and the Company’s Applicable S&P Rating is BB or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Applicable Moody’s Rating is Ba3 or better and the Company’s Applicable S&P Rating is BB- or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I or II Status and (ii) the Company’s Applicable Moody’s Rating is B1 or better and the Company’s Applicable S&P Rating is B+ or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II or III Status and (ii) the Company’s Applicable Moody’s Rating is B2 or better and the Company’s Applicable S&P Rating is B or better.

“Level V Status” exists at any date if, on such date, the Company has not qualified for Level I, II, III or IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Applicable Moody’s Rating” means, at any time, (i) the rating issued by Moody’s and then in effect with respect to the Company’s senior secured long-term debt securities without third-party credit enhancement or (ii) if the foregoing rating is no longer in effect, the senior implied credit rating issued by Moody’s and then in effect with respect to the Company.

“Applicable S&P Rating” means, at any time, (i) the rating issued by S&P and then in effect with respect to the Company’s senior secured long-term debt securities without third-party credit enhancement or (ii) if the foregoing rating is no longer in effect, the corporate credit rating issued by S&P and then in effect with respect to the Company.

In addition to the provisions set forth above, if a split occurs between the Applicable Moody’s Rating and the Applicable S&P Rating that is greater than one ratings category, then the pricing shall be that set forth above with respect to the combination of (i) the higher of such ratings and (ii) the rating of the other ratings service that is one ratings category above the ratings category reported by such other ratings service.

The Applicable Eurocurrency Margin, the Applicable Floating Rate Margin, the Applicable Commitment Fee Percentage and the Applicable L/C Fee Percentage (a) shall be determined in accordance with the foregoing table presuming that the Company’s Status is Level IV until the delivery of financial statements under Section 7.1(B) of the Credit Agreement for the fiscal quarter ending on or about June 30, 2010 without regard to the Company’s actual Status, unless the Company’s Status is Level V, in which case Level V shall be deemed to be applicable during such period, and (b) thereafter shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Applicable Moody’s Rating and Applicable S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Company has no Applicable Moody’s Rating or no Applicable S&P Rating, Level V Status shall exist.

1      Pricing shall be established with respect to Incremental Term Loans in accordance with the terms of Section 2.23.